                                                                     Exhibit 2.2

                        PURCHASE AND SEPARATION AGREEMENT

                                  by and among

                               ALBERTSON'S, INC.,

                             NEW ALOHA CORPORATION,

                                 SUPERVALU INC.

                                       and

                               AB ACQUISITION LLC

                          Dated as of January 22, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I          DEFINITIONS...........................................     2
   Section 1.1     General...............................................     2

ARTICLE II         TRANSFER OF NEW DIAMOND ASSETS AND NEW DIAMOND
                   LIABILITIES; PURCHASE AND SALE OF THE COMPANY AND THE
                   RETAINED ENTITIES' STOCK..............................    17
   Section 2.1     Transfer of New Diamond Assets and New Diamond
                   Entities..............................................    17
   Section 2.2     Transfer and Assumption of New Diamond Liabilities....    18
   Section 2.3     Purchase and Sale of the Company's and the Retained
                   Entities' Stock; Retained Assets and Retained
                   Liabilities...........................................    18
   Section 2.4     Reorganization; Consummation of the Mergers and New
                   Diamond Liability Transfer; Retained Business Price...    19
   Section 2.5     The Closing...........................................    19
   Section 2.6     Certain Indebtedness of the Company; Succession and
                   Release; Indemnification..............................    20
   Section 2.7     Current Accounts......................................    22
   Section 2.8     Retained Business Price Allocation; Retained Property
                   Proceeds..............................................    22
   Section 2.9.    Insurance Proceeds....................................    23

ARTICLE III        REPRESENTATIONS AND WARRANTIES........................    24
   Section 3.1     Representations and Warranties of Onyx................    24
   Section 3.2     Representations and Warranties of the Company.........    28
   Section 3.3     Representations and Warranties of SV..................    28

ARTICLE IV         TAX MATTERS...........................................    30
   Section 4.1.    Liability for Taxes...................................    30
   Section 4.2.    Filing Responsibility.................................    33
   Section 4.3.    Cooperation and Exchange of Information...............    34
   Section 4.4.    Tax Proceedings.......................................    35
   Section 4.5.    Tax Sharing Agreements................................    37
   Section 4.6.    Tax Benefits..........................................    37
   Section 4.7.    Transfer Taxes........................................    38
   Section 4.8.    Taxes Governed by Article IV..........................    38
   Section 4.9     Survival..............................................    38

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
   Section 4.10.   Post-Closing Dispositions.............................    38
   Section 4.11.   Reorganization Treatment..............................    38
   Section 4.12.   [Intentionally Omitted]...............................    39
   Section 4.13.   Tax Treatment of Payments.............................    39

ARTICLE V          INDEMNIFICATION.......................................    39
   Section 5.1     SV's and New Diamond's Agreement to Indemnify.........    39
   Section 5.2     Onyx's and the Company's Agreement to Indemnify.......    39
   Section 5.3     Reduction of Indemnifiable Losses for Insurance
                   Benefits Received.....................................    39
   Section 5.4     Procedure for Indemnification.........................    40
   Section 5.5     Pending Litigation; New Litigation....................    41
   Section 5.6     Remedies Exclusive....................................    42
   Section 5.7     Retained Business Price Adjustment....................    42
   Section 5.8     Exclusion of Tax Indemnities..........................    42

ARTICLE VI         CERTAIN ADDITIONAL MATTERS............................    42
   Section 6.1     Further Assurances; Subsequent Transfers..............    42
   Section 6.2     Use of Names; Cross-License...........................    45
   Section 6.3     Settlement of Intercompany Accounts...................    46
   Section 6.4     Merger Agreement Provisions...........................    46
   Section 6.5     Further Action; Reasonable Best Efforts...............    49
   Section 6.6     Ancillary Agreements..................................    50
   Section 6.7     Sharing of Certain Payments...........................    51
   Section 6.8     Certain Restrictions Pending the Closing..............    51
   Section 6.9     Payments by Onyx to the Exchange Fund.................    52
   Section 6.10    Settlement of Appraisal Proceedings...................    52
   Section 6.11    Certain Standalone Drug Sale Matters..................    52
   Section 6.12    Proxy Statement.......................................    53
   Section 6.13    Merger Agreement Termination Fee......................    53

ARTICLE VII        ACCESS TO INFORMATION AND SERVICES....................    54
   Section 7.1     Access to Information.................................    54
   Section 7.2     Litigation Cooperation................................    54
   Section 7.3     Retention of Records..................................    55
   Section 7.4     Confidentiality.......................................    55
   Section 7.5     Publicity.............................................    55

ARTICLE VIII       EMPLOYEE BENEFITS; LABOR MATTERS......................    55
   Section 8.1     Locus of Employees and Company Plans..................    55
   Section 8.2     Employee Benefits.....................................    56
   Section 8.3     Other Liabilities and Obligations.....................    56
   Section 8.4     Welfare Plans.........................................    57
   Section 8.5     Retirement Plans; Savings Plans.......................    57
   Section 8.6     Preservation of Rights to Amend or Terminate Plans....    58
   Section 8.7     Reimbursement; Indemnification........................    58
   Section 8.8     Change In Control.....................................    58

ARTICLE IX         MISCELLANEOUS.........................................    58
   Section 9.1     Conditions to Closing.................................    58
   Section 9.2     Termination Prior to the Closing......................    61
   Section 9.3     Effect of Termination.................................    61
   Section 9.4     No Survival...........................................    62
   Section 9.5     Entire Agreement; Third Party Beneficiaries...........    62
   Section 9.6     Fees and Expenses.....................................    62
   Section 9.7     No Waiver.............................................    62
   Section 9.8     Amendments............................................    62
   Section 9.9.    Governing Law.........................................    63
   Section 9.10    Notices...............................................    63
   Section 9.11    Interpretation........................................    64
   Section 9.12    Counterparts..........................................    65
   Section 9.13    Specific Performance..................................    65
   Section 9.14    Successors and Assigns................................    65
   Section 9.15    Severability..........................................    66
   Section 9.16    Jurisdiction; Venue; Consent to Service of Process....    66
   Section 9.17    Waiver of Jury Trial..................................    67
   Section 9.18    Company Disclosure Letter.............................    67

                                    SCHEDULES

Schedule 1.1 - Structure Steps
Schedule 1.2 - New Diamond Assets
Schedule 1.3 - [Intentionally Omitted]
Schedule 1.4 - [Intentionally Omitted]
Schedule 1.5 - New Diamond Entities

Schedule 1.6 - New Diamond Scheduled Liabilities
Schedule 1.7 - Retained Assets
Schedule 1.8 - Retained Employees
Schedule 1.9 - [Intentionally Omitted]
Schedule 1.10 - Retained Scheduled Liabilities
Schedule 1.11 - Specified Standalone Drug Liabilities
Schedule 1.12 - Retained Actions
Schedule 1.13 - New Diamond Actions
Schedule 1.14 - Retained Names

EXHIBITS

Exhibit A - Financing Commitment
Exhibit B - Form of Transition Services Agreement
Exhibit C - Onyx Disclosure Letter
Exhibit D - Company Disclosure Letter
Exhibit E - SV Disclosure Letter

          THIS PURCHASE AND SEPARATION AGREEMENT (this "Separation Agreement"), dated as of January 22, 2006, is entered into by and between Albertson's, Inc., a Delaware corporation (the "Company"), New Aloha Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("New Diamond"), SUPERVALU INC., a Delaware corporation ("SV"), and AB Acquisition LLC, a Delaware limited liability company ("Onyx").

          WHEREAS, concurrently with the execution of this Separation Agreement, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among the Company, New Diamond, New Diamond Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Diamond, SV, and Emerald Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SV, pursuant to which, among other things (1) the Company shall merge with New Diamond Sub Inc., with the Company surviving (the "Diamond Merger"), and (2) New Diamond shall merge with Emerald Acquisition Sub Inc., with New Diamond surviving (the "Emerald Merger," and together with the Diamond Merger, the "Mergers"), in each case, in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, upon the terms and subject to the conditions set forth herein (including as contemplated by the Reorganization (as defined herein)), (1) pursuant to the Diamond Merger, New Diamond shall acquire all of the issued and outstanding Equity Interests (as defined herein) of the Company for stock of New Diamond, (2) the Company shall immediately thereafter convert into a Delaware limited liability company, (3) the Company shall thereafter consummate the distribution and transfer of all the New Diamond Assets (as defined herein) to New Diamond, subject to the assumption by New Diamond of the New Diamond Liabilities (as defined herein), (4) thereafter the Company and its Subsidiaries shall consummate the Standalone Drug Sale (as defined herein), upon the terms and subject to the conditions set forth in the Standalone Drug Sale Agreement,
(5) Onyx shall immediately thereafter acquire all of the issued and outstanding Equity Interests of the Company from New Diamond for the Retained Business Price (as defined below) and (6) thereafter the Emerald Merger shall be consummated; and

          WHEREAS, concurrently with the execution of this Separation Agreement, and as a condition to the willingness of each of the Company and SV to enter into this Separation Agreement, Cerberus Capital Management, L.P., on behalf of one or more affiliated funds or managed accounts to be designated by it (the "Sponsor"), has provided a financing commitment pursuant to which the Sponsor has committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein to purchase Equity Interests of Onyx and to provide debt financing to the Retained Business (as defined herein), in the form attached hereto as Exhibit A (the "Financing Commitment").

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 General. As used in this Separation Agreement, the following terms shall have the following meanings:

          "338(h)(10) Election Subsidiaries" has the meaning set forth in
Section 4.1(c).

          "338(h)(10) Elections" has the meaning set forth in Section 4.1(c).

          "ABS Indenture" has the meaning set forth in the definition of Company Indentures.

          "Accountant" has the meaning set forth in Section 2.8(a).

          "Action" means any claim, action, suit, proceeding or investigation by or before any Authority.

          "Affected Party" has the meaning set forth in Section 4.2(d).

          "Affiliate" means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person.

          "Affiliated Group" means the consolidated group for Income Tax purposes of which New Diamond or the Company is or was the common parent, which group terminates as a result of the Mergers.

          "Albertson's Inc. Guarantee" has the meaning set forth in Section 2.6(b).

          "American Stores" has the meaning set forth in the definition of Company Indentures.

          "Ancillary Agreements" means (i) the Transition Services Agreement substantially in the form attached as Exhibit B and (ii) the Cross-License Agreement.

          "ASC Indenture" has the meaning set forth in the definition of Company Indentures.

          "Asset" means, with respect to any person, except as otherwise provided herein, any and all of its right, title and interest in and to all of the rights, properties, assets, inventories, claims, contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible and intangible, whether accrued, contingent or otherwise, of every kind and description and wherever located, owned or used by such person (including in the possession of owners or third parties or elsewhere), including (i) all cash, cash equivalents, notes and accounts receivable (whether current or non-current), deposit accounts, securities accounts and other banks accounts;
(ii) all certificates of deposit, banker's acceptances and other investment securities; (iii) all patents, patent rights, trade dress, trademarks, service marks, trademark and service mark rights, trade names, trade name rights, domain names, copyrights, banners, logos, data rights, privacy rights, publicity rights, registrations or applications for any of the foregoing, trade secrets, works of authorship, technology and know-how (including all data bases, customer lists, confidential information, discoveries, inventions and improvements), and other proprietary rights and information; (iv) all rights existing under leases, contracts, licenses, service agreements, sales and purchase agreements, other agreements and business arrangements and all policies of insurance and proceeds, benefits and rights to coverage under insurance policies; (v) all real estate and all buildings and other improvements thereon; (vi) all leasehold improvements and all equipment (including all office equipment), fixtures, trade fixtures and furniture; (vii) all office supplies, other miscellaneous supplies and other tangible property of any kind; (viii) all computer hardware, software, computer programs and systems and documentation relating thereto, including all databases and reference and resource materials; (ix) all prepayments or prepaid expenses; (x) all claims, causes of action, rights of recovery, rights to sue for past, present and future infringement of any intellectual property rights and rights of set-off of any kind; (xi) the right to receive mail, accounts receivable payments and other communications; (xii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind and all minute books, stock ledgers and other corporate books and records; (xiii) all advertising materials and all other printed or written materials; (xiv) all permits, waivers, licenses, approvals and authorizations of governmental authorities or third parties relating to the ownership, possession or operation of the Assets; (xv) all goodwill as a going concern and all other intangible properties; and (xvi) all employee contracts, including the right thereunder to restrict the employee from competing in certain respects.

          "Assumed Benefit Plans" means any (i) Company Plan maintained by the Retained Entities solely for the benefit of current and former employees of the Retained Business (including, for the avoidance of doubt, any such plan in which New Diamond Employees participate by virtue of past service to the Retained Business), and (ii) any Company Plan that is an employment, change-of-control, severance or similar individual agreement between the Company, a New Diamond Entity or one of their respective Affiliates and any Retained Employee, other than any such agreement providing for equity or equity-based compensation. For purposes of the preceding sentence, any award (whether a cash, restricted stock unit, or retention award) made pursuant to Section 6.1(a)(ii) of the Company Disclosure Letter to the Merger Agreement and made to a Retained Employee (and any agreement in respect of such award) shall not be considered an award and/or agreement providing for equity or equity-based compensation and shall be considered an Assumed Benefit Plan for all purposes of this Agreement.

          "Authority" means any court, arbitrator, administrative or other governmental authority, agency, commission, tribunal, authority or instrumentality, domestic (including federal, state or local) or foreign or any other authority, which has authority or jurisdiction over any party hereto or any of their respective properties or assets.

          "Business Day" means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

          "Business Description Presentation" has the meaning set forth in the definition of New Diamond Business.

          "Buyer Tax Indemnitee" has the meaning set forth in Section 4.1(a).

          "Casualty" has the meaning set forth in Section 2.9(a).

          "Closing" has the meaning set forth in Section 2.5(a).

          "Closing Date" means the date on which the Closing occurs.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Company" has the meaning set forth in the Preamble.

          "Company Disclosure Letter" has the meaning set forth in Section 3.2.

          "Company Form 10-K" has the meaning set forth in Section 3.2.

          "Company Headquarters" has the meaning set forth in the definition of New Diamond Business.

          "Company Indemnitees" has the meaning set forth in Section 5.1.

          "Company Indentures" mean (i) that certain Indenture, dated as of May 1, 1992, by and between Albertson's, Inc. and Morgan Guaranty Trust Company of New York, as trustee (the "ABS Indenture") and (ii) that certain Indenture, dated as of May 1, 1995 (as supplemented), by and between American Stores Company, LLC ("American Stores") and J.P. Morgan Trust Company, National Association, as successor trustee (the "ASC Indenture").

          "Company Material Adverse Effect" means any effect that is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole in relation to the current and expected performance and value of the Retained Business, Retained Assets and Retained Liabilities, other than any effect to the extent resulting proximately from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which the Company and the Company Subsidiaries operate or developments or changes therein, except to the extent that such conditions, developments or changes impact the Company in a materially disproportionate adverse manner relative to similarly situated competitors of the Company, (iii) conditions in the stock markets or other capital markets or developments or changes therein, (iv) the announcement of the Transaction Agreements or the Transactions (each as defined in the Merger Agreement), (v) the performance by the Company of its obligations pursuant to the Transaction Agreements (except the obligations of the Company to obtain the consents contemplated by Section 4.3 and Section 4.4 of the Merger Agreement as incorporated by reference mutatis mutandis into this Separation Agreement pursuant to Section 3.2 hereof), (vi) the announcement, consummation, termination or abandonment of the Standalone Drug Sale, (vii) any actions taken or omitted to be taken by or at the request or with the written consent of the other parties hereto, (viii) any changes in any

Laws or any accounting regulations or principles, (ix) any union organizing activities, labor disputes, strikes, work stoppages or similar labor unrests or disruption, or (x) any acts of God, war or terrorism, except to the extent that such acts impact the Company in a materially disproportionate manner relative to similarly situated competitors of the Company. A failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Separation Agreement shall not in itself constitute a Company Material Adverse Effect. The parties hereto acknowledge their awareness of the matters set forth in Section 4.9 of the Company Disclosure Letter with respect to decline in business and financial performance.

          "Company Percentage" means 15%.

          "Company Plans" has the meaning set forth in the Merger Agreement, but determined without application of any materiality standard under Section 4.13(a) of the Merger Agreement.

          "Company Subsidiaries" means the Subsidiaries of the Company.

          "Condemnation" has the meaning set forth in Section 2.9(a).

          "Confidentiality Agreement" means that certain Confidentiality Agreement, dated August 15, 2005, by and between Sponsor and the Company.

          "Control" (including the terms "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

          "Controlling Party" has the meaning set forth in Section 4.4(b).

          "Coordination Agreement" means that certain Coordination Agreement by and among the Company, SV, Onyx, and CVS, dated as of the date hereof.

          "Cross-Licensing Agreement" has the meaning set forth in Section
6.2(b).

          "Cub Sale Agreement" means that certain Asset Purchase Agreement, dated as of the date hereof, by and between Hawk Acquisition LLC and SV.

          "CVS" has the meaning set forth in the definition of Standalone Drug Sale Agreement.

          "Designated Affiliate" means, with respect to any specified person, an Affiliate of such person that (i) has been designated by such person for purposes of the appropriate section of this Separation Agreement (with such designation subject to the prior written consent of Onyx, in the case of a New Diamond Designated Affiliate, or SV, in the case of an Onyx Designated Affiliate, which consent shall not be unreasonably withheld) and (ii) has agreed in writing for the benefit of the other parties hereto to be bound by the terms of this Separation Agreement as if a party hereto; provided, however, any such designation by any person hereto shall not relieve such person of any of its obligations or agreements hereunder.

          "Determination" has the meaning set forth in Section 2.8(a).

          "DGCL" has the meaning set forth in the Recitals.

          "Diamond LLC Conversion" has the meaning set forth in Section 2.1(a).

          "Diamond Merger" has the meaning set forth in the Recitals.

          "Disregarded Entity" has the meaning set forth in Section 4.1(c).

          "Disregarded Entity Treatment" has the meaning set forth in Section 4.1(c).

          "DOJ" means the Antitrust Division of the U.S. Department of Justice.

          "Effective Time" has the meaning provided for such term in the Merger Agreement.

          "Emerald Merger" has the meaning set forth in the Recitals.

          "Equity Interest" means (i) with respect to a corporation, any and all classes or series of shares of capital stock, (ii) with respect to a partnership, limited liability company, trust or similar person, any and all classes or series of partnership, limited liability company, trust or similar interests or units, and (iii) with respect to any other person, any other security representing any direct equity ownership or participation in such person.

          "ERISA" means Employee Retirement Income Security Act of 1974.

          "Excess Dissenting Shares Liability" has the meaning set forth in the definition of Shared Transaction Litigation Liabilities.

          "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

          "Exchange Fund" has the meaning set forth in Section 6.9.

          "Exclusive Diamond Proceedings" has the meaning set forth in Section 4.4(b)(i).

          "Exclusive Onyx Proceedings" has the meaning set forth in Section 4.4(b)(ii).

          "Exclusive Tax Proceedings" has the meaning set forth in Section 4.4(b)(ii).

          "Financing" has the meaning set forth in Section 3.1(g).

          "Financing Commitment" has the meaning set forth in Section 3.1(g).

          "Form S-4" has the meaning set forth in the Merger Agreement.

          "Former Retained Employees" means individuals who are Retained Employees by application of clause (iii) of the definition of Retained Employees.

          "FTC" means the U.S. Federal Trade Commission.

          "Future Debt Financing" has the meaning set forth in Section 6.4(d).

          "Grantee" has the meaning set forth in Section 6.1(d).

          "Grantor" has the meaning set forth in Section 6.1(d).

          "Guarantee Release Date" has the meaning set forth in Section 2.6(b).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Income Taxes" means U.S. federal, state or local Taxes based upon or measured by net income or capital gain (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes).

          "Indemnifiable Losses" means any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses (including the Liabilities, costs and expenses of any and all Actions, demands, assessments, Judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered or incurred by an Indemnitee; provided, that the foregoing does not include any losses, Liabilities, claims, damages, obligations, payments, costs, fees or expenses arising out of or relating to any claim for loss of profits or earnings, diminution in value or incidental, indirect, special or consequential damages unless awarded against any Indemnitee in a Third Party Claim.

          "Indemnified Amounts" has the meaning set forth in Section 6.1(d)(2).

          "Indemnified Directors or Officers" has the meaning set forth in the Merger Agreement.

          "Indemnifying Party" means any party or other person who is required to indemnify any other person pursuant to any indemnification provisions contained in this Separation Agreement.

          "Indemnitee" means any party or other person who is entitled to receive indemnification from an Indemnifying Party pursuant to any indemnification provisions contained in this Separation Agreement.

          "Information" has the meaning set forth in Section 7.1(a)(1).

          "Intercompany Accounts" has meaning set forth in Section 6.3.

          "IRS" has the meaning set forth in Section 2.8(a).

          "Judgments" means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements (other than settlement agreements under which there are no continuing obligations) or awards of any Authority.

          "Laws" means any and all applicable (i) federal, territorial, state, local and foreign laws, ordinances and regulations, (ii) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, (iii) rules, guidelines or published interpretations of any Authority and (iv) Judgments.

          "Liabilities" means, with respect to any person, any and all liabilities and obligations of such person, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, including those arising under any Law or Action, and those arising under any contract, commitment or undertaking.

          "Lien" means any lien, encumbrance, pledge, mortgage, security interest, claim under bailment, or storage contract.

          "Lucky Delaware" has the meaning set forth in Section 4.1(c).

          "Lucky Proprietary Name Rights" has the meaning set forth in Section 6.2(b).

          "Merger Agreement" has the meaning set forth in the Recitals.

          "Mergers" has the meaning set forth in the Recitals.

          "New Diamond" has the meaning set forth in the Preamble.

          "New Diamond Action" has the meaning set forth in Section 5.5(b).

          "New Diamond Asset Transfer" has the meaning set forth in Section 2.1(b).

          "New Diamond Assets" means (i) all the Assets of the Company and its Subsidiaries primarily related to the New Diamond Business, (ii) Assets set forth on Schedule 1.2 of this Separation Agreement whether or not any such Asset would fall within any category of Retained Assets as set forth in the definition thereof and (iii) all cash and cash equivalents of the Company and its Subsidiaries, other than cash and cash equivalents included in clause (iii) of the definition of Retained Assets.

          "New Diamond Assumption Price" means an amount of cash equal to the difference between (i) $625,000,000 in respect of certain Liabilities to be assumed by New Diamond including Liabilities that, but for such assumption, would be Retained Liabilities and (ii) the Option Adjustment Amount.

          "New Diamond Business" means (i) the business of the Company reflected as the "Core Food" business of the Company and its Subsidiaries as reflected in that certain Presentation, dated September 2005 (the "Business Description Presentation"), by The Blackstone Group L.P. and Goldman Sachs & Co. (which presentation describes the Company's "Core Food", "Standalone Drug" and "Underperforming Metro Areas" (or "Non-Core") businesses), and (ii) the Company's headquarters in Boise, Idaho, Phoenix, Arizona (the Scottsdale and Glendale facilities) and Salt Lake City, Utah (collectively, the "Company Headquarters"); provided, that the New Diamond Business shall not include the Springfield Stores.

          "New Diamond Employees" means:

               (i) all employees of the New Diamond Business as of immediately prior to the Separation;

               (ii) all employees of the Company Headquarters other than those set forth on Schedule 1.8 of this Separation Agreement; and

               (iii) all former employees of the New Diamond Business (other than Standalone Drug Employees) who were, immediately prior to termination of employment (with such termination occurring prior to the Closing), employed primarily in connection with the New Diamond Business;

          "New Diamond Entities" means each of the entities set forth on
Schedule 1.5 of this Separation Agreement.

          "New Diamond Indemnitees" has the meaning set forth in Section 5.2.

          "New Diamond Liabilities" means, without duplication:

               (i) the obligations of New Diamond to perform and comply with its covenants and agreements contained in this Separation Agreement and Liabilities arising from or relating to any breach by New Diamond of such covenants and agreements;

               (ii) all of the Liabilities of the Company and the New Diamond Entities primarily related to the New Diamond Business; provided, however, that Liabilities primarily related to the Company Headquarters shall be deemed to be only Liabilities that relate directly to the assets physically located there;

               (iii) all Liabilities directly relating to all New Diamond
     Actions;

               (iv) all obligations for dividends declared by the Company after the date hereof but not paid prior to the Effective Time;

               (v) all Liabilities of Shaw's Supermarkets, Inc., Star Markets Company, Inc., Shaw Equipment Corporation, Clifford W. Perham, Inc., Shaw's Realty Co., Gorham Markets LLC, Shaw's Realty Trust., Acme Markets, Inc, Jewel Food Stores, Inc., Jetco Properties, Inc., Bristol Farms Inc., Lazy Acres Market, Inc., U.S. Satellite Corporation, Lucky Stores, Inc. (NV), Scolari's Stores Inc., Food Basket Inc., Albertson's Liquors, Inc., American Procurement and Logistics Co., APLC Procurement, Inc., Brockton Corporation, Jewel Companies, Inc., JOAH, Inc., Meadowlane, Inc., MFC-Livonia Properties, Inc., SSM Holdings Company, Star Markets Holdings, Inc.,

     Shaw's North Attleboro, Corp., Shaw's Securities Corporation I, and Shaw's Securities Corporation II;

               (vi) 85% of Unallocated Liabilities;

               (vii) New Diamond Scheduled Liabilities;

               (viii) 50% of the Shared Transaction Liabilities;

               (ix) 85% of the Shared Transaction Litigation Liabilities;

               (x) all of the Specified Standalone Drug Liabilities;

               (xi) Liabilities that arise from or relate to the Company Indentures and Liabilities in respect of commercial paper, revolving credit debt and long-term debt for borrowed money (other than mortgages for borrowed money secured by real estate and all capital leases and industrial revenue bonds to the extent, in each case, such matters relate to the Retained Assets) of the Company or its Subsidiaries, including any costs associated with the defeasance or prepayment of debt and release of collateral directly related thereto;

               (xii) all Liabilities for Actions to the extent arising from or relating to information supplied by SV or its Affiliates specified for inclusion (or incorporation by reference) in the Proxy Statement/Prospectus (as defined in the Merger Agreement);

               (xiii) all Liabilities that are express post-Closing obligations of SV, New Diamond or their Affiliates under the Standalone Drug Sale Agreement; and

               (xiv) Liabilities that arise from or relate to the conduct of the New Diamond Business following the Closing.

          "New Diamond Liability Transfer" has the meaning set forth in Section 2.2.

          "New Diamond Merger" has the meaning set forth in the Recitals.

          "New Diamond Names" has the meaning set forth in Section 6.2(a).

          "New Diamond Percentage" means 85%.

          "New Diamond Proprietary Name Rights" has the meaning set forth in
Section 6.2(a).

          "New Diamond Scheduled Liabilities" means the Liabilities set forth on
Schedule 1.6 of this Separation Agreement (it being understood that such Liabilities shall be deemed to be New Diamond Liabilities and not Retained Liabilities irrespective of whether or not any such Liabilities would fall within any category of Retained Liabilities as set forth in the definition thereof).

          "New Diamond Seller Group" means New Diamond or any New Diamond
Entity.

          "New Welfare Plans" has the meaning set forth in Section 8.4.

          "Non-Controlling Party" has the meaning set forth in Section 4.4(b).

          "Non-Income Tax" means any Tax that is not an Income Tax.

          "NYSE" means the New York Stock Exchange.

          "Objection" has the meaning set forth in Section 6.5(d).

          "Old Welfare Plans" has the meaning set forth in Section 8.4.

          "Onyx" has the meaning set forth in the Preamble.

          "Onyx Disclosure Letter" has the meaning set forth in Section 3.1.

          "Onyx Real Estate Dropdowns" shall mean the transfer by a Retained Entity to a wholly-owned subsidiary (treated as a disregarded entity within the meaning of Treasury Regulatory Section 301.7701-3) of such Retained Entity of any real estate ground lease in which the Retained Entity is the lessee and any real property owned by the Retained Entity, in each case, associated with the Retained Business.

          "Onyx Termination Fee" has the meaning set forth in Section 9.3(b).

          "Option Adjustment Amount" means, in the event that the fair market value of the Per Share Merger Consideration (as defined in the Merger Agreement), valuing the Stock Consideration (as defined in the Merger Agreement) at the Average Closing Price (as defined in the Merger Agreement), is less than $24.71, an amount equal to 40% of the aggregate reduction of the Per Share Merger Consideration payable to holders of Options and Stock Units (each as defined in the Merger Agreement) as a result of the Per Share Merger Consideration being less than $24.71 per share (as compared to being $24.71 per share).

          "Parent Board Recommendation" has the meaning set forth in the Merger Agreement.

          "Parent Material Adverse Effect" has the meaning set forth in the Merger Agreement.

          "PCX" means the Pacific Stock Exchange.

          "Post-Closing Period" has the meaning set forth in Section 4.1(a)(7).

          "Post-Standalone Drug Sale Cash Sweep" has the meaning set forth in
Section 2.1.

          "Pre-Closing Period" has the meaning set forth in Section 4.1(a)(3).

          "Pre-Existing Title Policy" has the meaning set forth in Section 6.1(d)(2).

          "Prior Transferors" has the meaning set forth in Section 6.1(d)(2).

          "Proxy Statement/Prospectus" has the meaning set forth in the Merger Agreement.

          "Reorganization" means the Separation and the Retained Business Purchase pursuant to a series of transaction steps, substantially as reflected on Schedule 1.1 of this Separation Agreement, that are intended to further the parties' efforts to accomplish the Separation and the Retained Business Purchase, in the manner contemplated by Section 2.4(a).

          "Representatives" has the meaning set forth in Section 5.1.

          "Retained Action" has the meaning set forth in Section 5.5(a).

          "Retained Assets" means, following the consummation of the Standalone Drug Sale, (i) all of the Assets of the Company and its Subsidiaries, other than the New Diamond Assets, (ii) Assets set forth on Schedule 1.7 of this Separation Agreement whether or not any such Asset would fall within any category of New Diamond Assets as set forth in the definition thereof and (iii) cash and cash equivalents held directly at the store level by stores included in the Retained Business.

          "Retained Assets Transfer" has the meaning set forth in Section
2.3(b).

          "Retained Business" means all present and past businesses of the Company and its Subsidiaries (and their respective predecessors) other than (i) the Standalone Drug Business and (ii) the New Diamond Business, and specifically includes the Springfield Stores.

          "Retained Business Allocation" has the meaning set forth in Section 2.8(a).

          "Retained Business Entities" means Onyx, the Retained Entities and any Designated Affiliates of Onyx.

          "Retained Business Price" means (i) $350,000,000 plus (ii) the New Diamond Assumption Price minus (iii) the Retained Property Proceeds.

          "Retained Business Purchase" has the meaning set forth in Section 2.3(b).

          "Retained Employees" means:

               (i) employees of the Retained Business as of immediately prior to the Separation, other than the New Diamond Employees;

               (ii) the individuals listed on Schedule 1.8 of this Separation Agreement; and

               (iii) all former employees of the Company and its Subsidiaries (other than Standalone Drug Employees) who were, immediately prior to termination of employment (with such termination occurring prior to the Closing), employed primarily in connection with the Retained Business.

          "Retained Entities" means the Company and all of the direct and indirect Subsidiaries of the Company, excluding New Diamond and the New Diamond Entities.

          "Retained Entities Transfer" has the meaning set forth in Section 2.3(a).

          "Retained Liabilities" means, without duplication:

               (i) the obligations of the Company to perform and comply with its respective covenants and agreements contained in this Separation Agreement and the Transition Services Agreement and Liabilities arising from or relating to any breach by the Company of such covenants and agreements;

               (ii) all Liabilities of the Company and its Subsidiaries (including Liabilities that arise from or relate to mortgages for borrowed money secured by real estate and all capital leases and industrial revenue bonds to the extent that, in each case, such matters relate to the Retained Assets, including the Springfield Stores) other than the New Diamond Liabilities;

               (iii) all Liabilities directly relating to all Retained Actions;

               (iv) 15% of Unallocated Liabilities;

               (v) Retained Scheduled Liabilities;

               (vi) 50% of the Shared Transaction Liabilities;

               (vii) 15% of the Shared Transaction Litigation Liabilities;

               (viii) all Liabilities for Actions to the extent arising from or relating to information supplied by Onyx or its Affiliates specified for inclusion (or incorporation by reference) in the Proxy Statement/Prospectus (as defined in the Merger Agreement);

               (ix) all Liabilities that are express post-Closing obligations of the Company or its Affiliates under the Standalone Drug Sale Agreement; and

               (x) Liabilities that arise from or relate to the conduct of the Retained Business following the Closing.

          "Retained Names" has the meaning set forth in Section 6.2(a)(2).

          "Retained Property Proceeds" has the meaning set forth in Section 2.8(b).

          "Retained Proprietary Name Rights" has the meaning set forth in
Section 6.2(a)(2).

          "Retained Scheduled Liabilities" means the Liabilities set forth on
Schedule 1.10 of this Separation Agreement (it being understood that such Liabilities shall be deemed to be Retained Liabilities and not New Diamond Liabilities irrespective of whether or not any such Liabilities would fall within any category of New Diamond Liabilities set forth in the definition thereof).

          "Return Preparer" has the meaning set forth in Section 4.2(d).

          "Section 4.6 Liability" means:

               (i) any New Diamond Scheduled Liability;

               (ii) any Liability under Company Plans that are not Assumed Benefit Plans and any Liability that New Diamond is responsible for under
     Section 8.4 (other than any Liability under the Transition Services Agreement);

               (iii) any obligation to make payments with respect to Options and Stock Units issued by the Company or New Diamond, in each case, to the extent set forth in the Merger Agreement; and

               (iv) any Tax Liability set forth in Section 4.1(a)(4).

          "Seller Tax Indemnitee" has the meaning set forth in Section 4.1(b).

          "Separation" has the meaning set forth in Section 2.2.

          "Separation Agreement" has the meaning set forth in the Preamble.

          "Shared Non-Income Taxes" means Non-Income Taxes for any Pre-Closing Period attributable to neither the New Diamond Business, the New Diamond Assets, the Retained Business, the Retained Assets, the Standalone Drug Business nor the Standalone Drug Assets.

          "Shared Transaction Liabilities" means, without duplication, Liabilities incurred by the Company and its Subsidiaries for fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors and their out-of-pocket costs and expenses, in each case, to the extent incurred in connection with the transactions contemplated by this Separation Agreement, the Merger Agreement and the Standalone Drug Sale that are incurred on or prior to Closing or arise from or relate to arrangements, agreements or commitments entered into or made by the Company or its Subsidiaries prior to the Effective Time, including Liabilities for filing fees and printing and mailing costs and other expenses incurred in connection with the Proxy Statement/Prospectus and other out-of-pocket costs and expenses incurred in connection with the Company's and its Subsidiaries' efforts to comply with the pre-closing covenants and agreements contained in the Merger Agreement.

          "Shared Transaction Litigation Liabilities" means Liabilities incurred by the Company and its Subsidiaries and arising from or relating to any Actions that arise from or relate to the execution of this Separation Agreement, the Merger Agreement or the Standalone Drug

Sale Agreement, or the consummation of the transactions contemplated hereby and thereby, whether brought before or after the Closing and whether brought by current or former stockholders or option holders of the Company or New Diamond, any Authority or third parties, including any obligation of the Company or New Diamond to make payments to any of its dissenting stockholders (but only to the extent such Liabilities to dissenting stockholders are in excess (such excess amount, the "Excess Dissenting Shares Liability") of the amount of Per Share Merger Consideration that would have been payable in respect of the Dissenting Shares (as defined in the Merger Agreement) held by such dissenting stockholders at the Effective Time if such appraisal proceeding had not been brought). Notwithstanding anything to the contrary in this Separation Agreement, "Shared Transaction Litigation Liabilities" shall not include Liabilities for Actions to the extent arising from or relating to information supplied by Onyx or New Diamond specifically for inclusion (or incorporation by reference) in the Proxy Statement/Prospectus.

          "Solvent" has the meaning set forth in Section 3.1(h).

          "Specified Standalone Drug Liabilities" means the Liabilities set forth on Schedule 1.11 of this Separation Agreement (it being understood that such Liabilities shall be deemed New Diamond Liabilities irrespective of whether or not any such Liabilities would fall under any category of Retained Liabilities set forth in the definition thereof), to the extent not paid or assumed by CVS pursuant to the Standalone Drug Sale Agreement.

          "Sponsor" has the meaning set forth in the Recitals.

          "Springfield Stores" means the Jewel-Osco stores of the Company located at (i) 1903 West Monroe, Springfield, Illinois (Company store number
3031), and (ii) 277 South 6th Street, Springfield, Illinois (Company store number 3180).

          "Springfield Stores Date" has the meaning set forth in Section 6.14.

          "Standalone Drug Assets" means the Purchased Assets (as defined in the Standalone Drug Sale Agreement).

          "Standalone Drug Business" has the meaning set forth in the Standalone Drug Sale Agreement.

          "Standalone Drug Employees" means all employees of Standalone Drug at the time of the Standalone Drug Sale and all former employees of Standalone Drug.

          "Standalone Drug Sale" means the purchase and sale of the Standalone Drug Business, on the terms and subject to the conditions set forth in the Standalone Drug Sale Agreement.

          "Standalone Drug Sale Agreement" means that certain Asset Purchase Agreement, dated as of the date hereof, by and among the Company, New Diamond, SV, and CVS Corporation ("CVS") and certain other Sellers (as defined in the Standalone Drug Sale Agreement).

          "Straddle Period" has the meaning set forth in Section 4.1(a).

          "Subsidiary" of a person means any and all corporations, partnerships, limited liability companies, trusts and other entities, whether incorporated or unincorporated, with respect to which such person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

          "SV" has the meaning set forth in the Preamble.

          "SV Disclosure Letter" has the meaning set forth in Section 3.3.

          "Tax" means all (i) taxes imposed by any U.S. federal, state or local, foreign or other governmental entity or political subdivision thereof, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or other taxes of any kind whatsoever, including interest, penalties or additions thereto and (ii) liabilities of a person for the payment of any amounts pursuant to any tax-sharing, tax allocation or similar agreement.

          "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

          "Tax Benefit" means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis.

          "Tax Detriment" means the Tax effect of any item of income or gain or other item that increases Taxes paid or payable or decreases Tax basis.

          "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

          "Tax Proceeding" means any Tax audit, contest, litigation, defense or other proceeding with or against any Tax Authority.

          "Tax Return" or "Return" means any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis, amended returns and claims for refund).

          "Termination Date" has the meaning set forth in the Merger Agreement.

          "Third Party Claim" has the meaning set forth in Section 5.4(a).

          "Transactions" means the Mergers, the Standalone Drug Sale and the transactions contemplated by this Separation Agreement.

          "Transfer Document" has the meaning set forth in Section 6.1(d)(1).

          "Transfer Taxes" has the meaning set forth in Section 4.7.

          "Transferred Real Property" means all real property Assets (including any fee or leasehold) to be transferred or assigned pursuant to the Separation Agreement, to New Diamond, the New Diamond Entities, Onyx or the Retained Entities, and/or one or more of the respective Designated Affiliates.

          "Unallocated Action" has the meaning set forth in Section 5.5(b).

          "Unallocated Liabilities" means, without duplication:

               (i) Unallocated Actions;

               (ii) any Liabilities incurred by the Company and/or SV under
     Section 6.8(a) of the Merger Agreement in respect of the Company; and

               (iii) Liabilities of the Company arising out of the operation of the Standalone Drug Business prior to the Closing (other than Specified Standalone Drug Liabilities and any such Liabilities to the extent paid or assumed by CVS pursuant to the Standalone Drug Sale Agreement);

               (iv) other Liabilities of the Company to the extent such Liabilities are not (a) Liabilities of the type described in any clause of the definition of New Diamond Liabilities (other than clause (vi) thereof) or (b) Liabilities of the type described in any clause of the definition of Retained Liabilities (other than clause (iv) thereof).

          "Welfare Plans" has the meaning set forth in Section 8.4.

                                   ARTICLE II

           TRANSFER OF NEW DIAMOND ASSETS AND NEW DIAMOND LIABILITIES; PURCHASE AND SALE OF THE COMPANY AND THE RETAINED ENTITIES' STOCK

          Section 2.1 Transfer of New Diamond Assets and New Diamond Entities.
(a) Subject to the terms and conditions of this Separation Agreement, each of the Company, Onyx, SV and New Diamond and their respective Affiliates shall consummate, or cause to be consummated immediately following the satisfaction or waiver of the conditions to the consummation of this Separation Agreement as set forth in Section 9.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing), (i) the acquisition by New Diamond of all of the capital stock of the Company in exchange for stock of New Diamond in accordance with the Merger Agreement, followed immediately by (ii) the conversion of the Company into a limited liability company (the "Diamond LLC Conversion").

          (b) Immediately thereafter, (1) the Company shall (i) convey, assign, transfer and deliver, directly or indirectly, to New Diamond and/or one or more of its Designated Affiliates, subject to all Liens, all of the Company's right, title and interest in and to all the New Diamond Assets of the Company and (ii) deliver, directly or indirectly, to New Diamond and/or one or more of its Designated Affiliates legal and beneficial ownership of all of the Equity Interests of the New Diamond Entities, and (2) New Diamond and/or one or more of its Designated Affiliates shall (i) acquire and accept from the Company, subject to all Liens in place with respect to such Assets immediately prior to the Closing Date, all of the Company's right, title and interest in and to all the New Diamond Assets of the Company and (ii) acquire and accept from the Company legal and beneficial ownership of all of the Equity Interests of the New Diamond Entities directly transferred to New Diamond (such transactions, the "New Diamond Asset Transfer"). In addition to the foregoing, immediately following the consummation of the Standalone Drug Sale, the Company shall, and shall cause each of its Subsidiaries to, convey, assign, transfer or otherwise distribute all of the cash proceeds from the Standalone Drug Sale to New Diamond (the "Post-Standalone Drug Sale Cash Sweep"). By virtue of the New Diamond Asset Transfer and the Post-Standalone Drug Sale Cash Sweep, pursuant to this Separation Agreement, after the Closing, New Diamond will directly or indirectly own all of the capital stock of the New Diamond Entities and the Assets of such entities (other than the Retained Assets) as well as other Assets, including the New Diamond Proprietary Name Rights, and such Assets of the New Diamond Entities will be considered New Diamond Assets for purposes of this Separation Agreement.

          Section 2.2 Transfer and Assumption of New Diamond Liabilities. Subject to the terms and conditions of this Separation Agreement, concurrently with the New Diamond Asset Transfer, (a) the Company shall convey, assign and transfer, directly or indirectly, to New Diamond and/or one or more of its Designated Affiliates, all of the New Diamond Liabilities of the Company and (b) New Diamond and/or one or more of its Designated Affiliates shall assume and agree to pay, perform and discharge when due, or cause to be assumed, paid, performed and discharged, in due course, all of the New Diamond Liabilities of the Company and the New Diamond Entities (the "New Diamond Liability Transfer," and together with the New Diamond Asset Transfer, the "Separation").

          Section 2.3 Purchase and Sale of the Company's and the Retained Entities' Stock; Retained Assets and Retained Liabilities. (a) Subject to the terms and conditions of this Separation Agreement, at the Closing and following the Separation and the Standalone Drug Sale, New Diamond shall (or shall cause one or more of its Subsidiaries to) sell and deliver, directly or indirectly, to Onyx and/or one or more of its Designated Affiliates, and Onyx and/or one or more of its Designated Affiliates shall (1) purchase, acquire and accept from New Diamond, or the applicable Subsidiary or Subsidiaries of New Diamond, legal and beneficial ownership of all of the Equity Interests of the Company (such purchase, the "Retained Entities Transfer") and (2) assume and agree to pay, perform and discharge when due, or cause to be assumed, paid, performed and discharged, in due course, all of the Retained Liabilities. By virtue of the Company's retained ownership of all of the capital stock of the other Retained Entities after the Closing, the Company will indirectly own all of the Assets owned by such Retained Entities (other than the New Diamond Assets), including the capital stock and the Assets of such entities and such Assets will be considered Retained Assets for purposes of this Separation Agreement

               (b) Immediately following the Retained Entities Transfer, New Diamond shall (or shall cause one or more of the New Diamond Entities to) sell, convey, assign, transfer and deliver, directly or indirectly, to Onyx and/or one or more of its Designated Affiliates, subject to all Liens, all of New Diamond's (or the New Diamond Entities', as applicable) right, title and interest in and to all the Retained Assets of New Diamond or the New Diamond Entities, as applicable and Onyx and/or one or more of its Designated Affiliates shall purchase, acquire and accept from New Diamond (or the New Diamond Entities, as applicable) subject to all Liens in place with respect to such Asset immediately prior to the Closing Date, all of New Diamond's (or the New Diamond Entities', as applicable) right, title and interest in and to all the Retained Assets of New Diamond or the New Diamond Entities, as applicable (such transactions, the "Retained Assets Transfer" and together with the Retained Entities Transfer, the "Retained Business Purchase").

          Section 2.4 Reorganization; Consummation of the Mergers and New Diamond Liability Transfer; Retained Business Price. (a) Subject to the terms and conditions of this Separation Agreement and in furtherance of Sections 2.1,
2.2 and 2.3 hereof, and in furtherance of the parties' mutual desire and intent to transfer, directly or indirectly, the Retained Entities to Onyx and/or one or more of its Designated Affiliates in a transaction treated for federal income Tax purposes as a sale of assets (except with respect to the purchase of Lucky Delaware, which the parties mutually desire and intend to be treated as a sale of stock for federal income Tax purposes), each of the Company, Onyx, SV and New Diamond and their respective Affiliates shall consummate, or cause to be consummated, the transactions contemplated by the Reorganization, substantially as provided in Schedule 1.1 and in a manner consistent with Section 4.1(c) of this Separation Agreement.

               (b) Subject to the terms and conditions of this Separation Agreement, in consideration of the New Diamond Asset Transfer, each of the Company and New Diamond shall consummate, or cause to be consummated, the New Diamond Liability Transfer.

               (c) Subject to the terms and conditions of this Separation Agreement, in consideration of the Retained Business Purchase, Onyx and/or one or more of its Designated Affiliates shall (1) pay to New Diamond (or such New Diamond Entity as New Diamond may designate) an amount of cash equal to the Retained Business Price and (2) assume and agree to pay, perform and discharge when due, or cause to be assumed, paid, performed and discharged, in due course, all of the Retained Liabilities assumed by Onyx and/or one or more of its Designated Affiliates pursuant to Section 2.3.

          Section 2.5 The Closing. (a) Subject to the satisfaction or waiver of the conditions set forth in Section 9.1 of this Separation Agreement, each of the Diamond LLC Conversion, the Separation, the Standalone Drug Sale and the Retained Business Purchase shall take place in succession as contemplated by the Coordination Agreement, in each case, at the offices of Jones Day, 222 West 41st Street, New York, New York 10017 (the "Closing"). The parties hereto agree that
(i) the sale, conveyance, assignment and transfer of the New Diamond Assets and New Diamond Entities or the Retained Assets and Retained Entities, as applicable, shall be effected at the Closing by delivery by each of the parties
(A) with respect to those Assets and Equity Interests which are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank and (B) with respect to all other Assets, such good and sufficient instruments of transfer and delivery as shall be necessary to vest in New Diamond or Onyx or their respective Designated Affiliates, as the case may be, all of the right, title and interest of the Company in and to such Assets, and (ii) the assumption of Liabilities shall be effected by delivery by New Diamond or Onyx or their respective Designated Affiliates, as applicable, to the appropriate counterparty of such good and sufficient instruments of assumption, as shall be necessary for the assumption by New Diamond or Onyx or their respective Designated Affiliates, as applicable, of the Liabilities to be assumed pursuant to this Separation Agreement. All of the foregoing transfer or assumption instruments or other documents shall be in such form as are reasonably satisfactory to the parties hereto.

               (b) The parties hereto will cooperate with one another and with CVS in causing the Closing, the "Closing" contemplated by the Standalone Drug Sale Agreement and the "Closing" contemplated by the Merger Agreement to occur and be effected as promptly as practicable but in no event later than two (2) Business Days after the Initial Closing Date (as defined in the Merger Agreement).

          Section 2.6 Certain Indebtedness of the Company; Succession and Release; Indemnification. In connection with the transactions contemplated hereby, the parties agree that:

               (a) In connection with the Separation and substantially concurrent with the New Diamond Asset Transfer, with respect to the ABS Indenture, each of the Company and New Diamond shall take, or cause to be taken, all those actions specified under the ABS Indenture to (1) cause New Diamond to assume all obligations thereunder, including executing and delivering one or more supplemental indentures in accordance with the terms thereof and (2) to cause the Company to be released and discharged from any and all obligations thereunder. Following the Closing, New Diamond shall, or shall cause one of its Affiliates to, pay, perform and discharge all obligation, covenants and agreements under the ABS Indenture pursuant to the terms thereof. Any Liabilities of the Retained Entities on account of the foregoing shall be deemed Indemnifiable Losses of the Company Indemnitees under Article V of this Separation Agreement.

               (b) Following the Closing, New Diamond shall, or shall cause one of its Affiliates to, pay, perform and discharge all obligations, covenants and agreements under the ASC Indenture pursuant to the terms thereof, subject only to the provisions in this Section 2.6(b) relating to the Albertson's Inc. Guarantee. All Liabilities incurred by the Retained Entities on account of the foregoing shall be deemed Indemnifiable Losses of the Company Indemnitees under
Article V of this Separation Agreement. Following the Closing and until the fifth (5th) anniversary of the Closing Date (such date, the "Guarantee Release Date"), (i) Onyx shall cause the Company to be duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) each of Onyx and the Company shall cause to remain outstanding and in full force and effect the guarantee entered pursuant to that certain Supplemental Indenture No. 2, dated as of July 6, 2005 (the "Albertson's Inc. Guarantee"), whereby the Company guaranteed all of the obligations under the ASC Indenture. On or prior to the Guarantee Release Date, New Diamond shall, or shall cause one of its Affiliates to, cause the Company to be released and discharged from the Albertson's Inc. Guarantee (and the Company shall, and shall cause the other Retained Entities to, cooperate at New Diamond's expense in seeking such release and discharge). Any Liabilities of the Company or any other Retained Entities on account of any payments that are required to be made under the Albertson's Inc. Guarantee (other than Liabilities arising out of a breach by Onyx or the Company of this Section 2.6(b) or the Albertson's Inc. Guarantee) shall be deemed Indemnifiable Losses of the Company under Article V of this Separation Agreement.

               (c) Without limiting the generality of the foregoing, following the Closing, (1) with respect to any other New Diamond Liabilities that constitute obligations for money borrowed, New Diamond shall use its reasonable best efforts to cause the Company and the other Retained Entities and their respective Equity Interests, properties and assets to be released and discharged from any and all Liabilities, Liens, guarantees, and the like under such indebtedness (and Onyx and/or one of its Designated Affiliates shall, and shall cause the Company and the other Retained Entities to, cooperate in seeking such release and discharge), and New Diamond shall, or shall cause a New Diamond Entity to, (to the extent permitted by the terms of New Diamond's financing) pay, perform and discharge such indebtedness pursuant to the terms thereof, and perform and abide by all other obligations, covenants and agreements therein, in each case, pending such release and discharge and (2) with respect to any Retained Liabilities that constitute obligations for money borrowed, Onyx and/or one of its Designated Affiliates shall, and shall cause the Company and the other Retained Entities to, use its reasonable best efforts to cause New Diamond and the New Diamond Entities and their respective Equity Interests, properties and assets to be released and discharged from any and all Liabilities, Liens, guarantees and the like under such indebtedness (and New Diamond shall, and shall cause the New Diamond Entities to, cooperate in seeking such release and discharge), and Onyx and/or one of its Designated Affiliates shall, and shall cause the Company and the other Retained Entities to (to the extent permitted by the terms of Onyx's financing), pay, perform and discharge such indebtedness pursuant to the terms thereof, and perform and abide by all other obligations, covenants and agreements therein, in each case, pending such release and discharge; provided, that each of Onyx and New Diamond shall use commercially reasonable efforts to obtain necessary approvals from their respective financing sources to permit such performance; and

               (d) Following the Closing, (1) if the Company or any other Retained Entity is a party to or bound by any agreement or instrument governing any New Diamond Liabilities contemplated by clause (c) above that constitute obligations for money borrowed or any related guaranty, security agreement or pledge, each of Onyx and/or one of its Designated Affiliates shall, or shall cause the Company or such Retained Entity to (to the extent permitted by the terms of Onyx's financing), at the expense of New Diamond and/or one of its Designated Affiliates, perform and abide by all obligations, covenants and agreements contained therein pending the release and discharge contemplated by clause (c)(1) above and (2) if any New Diamond Entity is a party to or bound by any agreement or instrument governing any Retained Liabilities contemplated by clause (c) above that constitute obligations for money borrowed or any related guaranty, security agreement or pledge, New Diamond and/or one of its Designated Affiliates shall, or shall cause such New Diamond Entity to (to the extent permitted by the terms of New Diamond's financing), at the expense of the Company and/or one of its Designated Affiliates, perform and abide by all obligations, covenants and agreements contained therein pending the release and discharge contemplated by clause (c)(2) above; provided, that each of Onyx and New Diamond shall use commercially reasonable efforts to obtain necessary approvals from their respective financing sources to permit such performance. Any expenses (including reasonable attorneys fees, administrative costs and amounts paid to third parties) incurred in connection with this Section 2.6(d) for the account of New Diamond and/or its Designated Affiliates, on the one hand, and the Company and/or its Designated Affiliates on the other hand, shall be deemed Indemnifiable Losses of the Company and New Diamond, respectively, under Article V of this Separation Agreement.

          Section 2.7 Current Accounts. After the date hereof and prior to the Closing, (a) the Company shall continue its general practices and policies relating to (1) the payment and collection, as the case may be, of accounts payable and accounts receivable, (2) subject to the provisions of Section 6.1 of the Merger Agreement, the defense and settlement of Actions and (3) maintenance of inventory of a quantity (accounting for seasonal variations), quality and mix, in each case, in the ordinary course and consistent with past practice for the New Diamond Business and the Retained Business and (b) no party hereto shall, nor shall any party permit any of its Subsidiaries or Affiliates to, materially influence or otherwise alter such practices and policies.

          Section 2.8 Retained Business Price Allocation; Retained Property Proceeds. (a) Within sixty (60) days following the Closing Date, Onyx shall deliver to New Diamond for its review and approval a proposed allocation of the Retained Business Price (including any adjustments made thereto) and any liabilities assumed, for Tax purposes, which shall be prepared in a manner consistent with fair market value and, as applicable, Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (such allocation, as agreed by Onyx and New Diamond or as resolved by the Accountant, the "Retained Business Allocation"). In the event that Onyx and New Diamond are unable to reach an agreement on the Retained Business Allocation within fifty
(50) days of such delivery, Onyx and New Diamond shall each set forth in writing their positions regarding any remaining disagreed items and such positions shall be submitted to a nationally recognized public accounting firm mutually acceptable to both Onyx and New Diamond (the "Accountant") for resolution in the next forty-five (45) days. The Accountant shall be instructed to resolve such disputed items so that the Retained Business Allocation is consistent with fair market value and, as applicable, Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder. Each of Onyx and New Diamond shall bear all fees and costs incurred by it in connection with such dispute, except that each of Onyx and New Diamond shall pay one-half (50%) of the fees and expenses of the Accountant. The parties agree to use the Retained Business Allocation for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the "IRS") in respect thereof, including any reports required to be filed under Sections 1060 and 338 of the Code. The parties shall timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state, local, or foreign Tax law) and any required attachments thereto in accordance with the Retained Business Allocation. On any Tax Return and in any Tax Proceeding, none of (x) Onyx, the Company, their Designated Affiliates and the other Retained Entities nor (y) SV, New Diamond, their Designated Affiliates and the New Diamond Entities shall take any position inconsistent with or represent that the Retained Business Allocation is not correct, unless otherwise required to do so as a result of a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision) (a "Determination").

               (b) (i) No less than five Business Days after each monthly anniversary of the first month end after date hereof through no later than two Business Days prior to the Closing Date and (ii) on the date that is two Business Days prior to the Closing Date, the Company shall deliver to Onyx in writing a statement providing in reasonable detail the aggregate net cash proceeds (after Tax, any reasonable transaction costs and assumption of Liabilities) actually received by the Company or any of its Subsidiaries during the time period from and after the date hereof through the most recent month end prior to the date such statement is delivered (or, in the case of the statement delivered pursuant to clause (ii), from the date hereof through the date of such statement) directly related to dispositions by the Company or any of its Subsidiaries after the date hereof (the "Retained Property Proceeds") of "Non-Core" stores (as described in the Business Description Presentation) (or all or substantially all of the Assets located in any store in a liquidation of such store) or any underlying real property or any non-operating real property (including, without limitation, proceeds resulting from the exercise of any right of recapture by a landlord with respect to any real property lease) that, if not disposed, would qualify as Retained Assets; provided, however, that the Company shall not be required to deliver a report pursuant to clause (i) of this sentence if the amount of Retained Property Proceeds that would be set forth in such report would be less than $100,000 more than the amount of Retained Property Proceeds set forth in the most recently delivered previous report; provided, further, that nothing in this Separation Agreement shall prohibit the Company from selling or otherwise transferring to a third party (other than SV) the Springfield Stores and in no event shall any proceeds from such sale or transfer of the Springfield Stores be considered Retained Property Proceeds; provided, further, that if the Company shall sell or otherwise transfer to a third party (other than SV) the Springfield Stores at the Closing, it shall use commercially reasonable best efforts to give 30 days' prior notice of such sale to Onyx (or such shorter period of notice as may be practicable).

          Section 2.9 Insurance Proceeds. (a) In the event that, after the execution of this Agreement, but prior to the Closing Date, any New Diamond Asset or Retained Asset is subject to loss, destruction or damage to the building or other improvements thereon (a "Casualty") or the exercise of eminent domain by a governmental authority (a "Condemnation"):

               (i) Subject to Section 2.9(a)(ii), at the Closing the Company shall (A) retain, or shall transfer and convey to New Diamond or one or more of Onyx's Designated Affiliates, as applicable, all net proceeds the Company or any of its Subsidiaries have received from any third party insurance claims, condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation (except as to proceeds of business interruption, rental and lost profits insurance for periods up to and including the Effective Time, whenever received, to the extent that such proceeds have not already been used by the Company or any of its Subsidiaries to repair any such loss, destruction or damage) and except to the extent such proceeds are used or intended to be used to reimburse the Company or such Subsidiaries for any out-of-pocket costs, expenses, damages or losses suffered or incurred by the Company or its Subsidiaries during the period up to and including the Effective Time) and (B) to the extent such proceeds have not already been used by the Company or its Subsidiaries to repair any such loss, destruction or damage, assign to New Diamond (in the case of a Casualty relating to a New Diamond Asset) or to one or more of Onyx's Designated Affiliates (in the case of a Casualty relating to a Retained Asset) the right to receive any future proceeds of such Casualty or Condemnation receivable after the Effective Time, including as to business interruption insurance, rental and lost profits insurance for any period after the Effective Time).

               (ii) If any such Casualty is not covered under the Company's or any of its Subsidiaries' third party insurance policies and in the event of a store that has suffered a Casualty where the landlord is responsible for such repairs, loss or destruction pursuant to the terms of the relevant Lease, the applicable the Company or its Subsidiary, as applicable, shall assign the applicable lease to New Diamond or one or more of Onyx's Designated Affiliates, as applicable, and, without any additional payment from New Diamond or such Onyx Designated Affiliate(s), the Company or such Subsidiary shall assign to New Diamond or such Onyx Designated Affiliate(s) any claim they have under such lease with respect thereto.

          (b) Any party receiving a notice of Casualty or Condemnation shall notify all other parties in accordance with Section 9.10. Notwithstanding anything to the contrary contained in this Separation Agreement, in no event will any Casualty or Condemnation constitute the breach of any representation, warranty or covenant of the Company contained in this Separation Agreement.

          (c) Notwithstanding anything to the contrary in this Separation Agreement, under no circumstances shall (1) the Company, New Diamond or any of their respective Affiliates be responsible for any retention or deductible payable with respect to any Casualty or Condemnation and (2) any payments on account of a Casualty or Condemnation or any other loss be required after the Closing Date from Beryl American Corporation, or any other Subsidiary or Affiliate of SV or the Company that has underwritten an insurance policy with respect to any New Diamond Asset or Retained Asset.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Section 3.1 Representations and Warranties of Onyx. Except as set forth on the corresponding sections of the disclosure letter delivered by Onyx to the Company and SV on or prior to the execution of this Separation Agreement (the "Onyx Disclosure Letter"), Onyx hereby, jointly and severally with each of its Designated Affiliates, represents and warrants to the Company and SV that:

               (a) Organization and Standing. Each of Onyx and its Designated Affiliates is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of Onyx and its Designated Affiliates (if and to the extend actually designated), as currently in effect, have been made available to the Company, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Onyx and its Designated Affiliates.

               (b) Authority; Enforceability. Each of Onyx and its Designated Affiliates has the corporate or other power and authority to execute and deliver this Separation Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Onyx and its Designated Affiliates of this Separation Agreement and the consummation by each of Onyx and its Designated Affiliates of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of each of Onyx and its Designated Affiliates and the holders of any Equity Interests thereof and no other corporate or similar proceeding on the part of Onyx or its Designated Affiliates are necessary pursuant to its governing documents or applicable Law to authorize this Separation Agreement or to consummate the transactions contemplated hereby. This Separation Agreement has been duly executed and delivered by each of Onyx and, if and when applicable, its Designated Affiliates and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of Onyx and its Designated Affiliates, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

               (c) Non-Contravention. The execution, delivery and performance of this Separation Agreement by each of Onyx and its Designated Affiliates does not and will not (1) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (2) assuming that all consents, approvals and authorizations contemplated by Section 3.1(d) have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Onyx, its Designated Affiliates or any of their Subsidiaries or by which it or any of its properties are bound or (3) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Onyx, its Designated Affiliates or any of their Subsidiaries is a party or by which Onyx, its Designated Affiliates or any of their Subsidiaries or its or any of their properties are bound, except, in the case of clauses (2) and (3) of this Section 3.1(c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

               (d) Governmental Consents. The execution, delivery and performance of this Separation Agreement by each of Onyx and its Designated Affiliates and the consummation by each of Onyx and its Designated Affiliates of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (1) the HSR Act, (2) the Exchange Act, (3) state securities, takeover and "blue sky" Laws, (4) the rules and regulations of the NYSE and the PCX, (5) the DGCL, (6) the applicable requirements of antitrust or other competition Laws of other jurisdictions or investment Laws relating to foreign ownership, and (7) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby and by the Merger Agreement.

               (e) Capitalization. Section 3.1(e) of the Onyx Disclosure Letter sets forth the authorized, outstanding equity of Onyx as of the date hereof. There is no agreement, contract, commitment or arrangement pursuant to which Onyx or any Subsidiary of Onyx is or may become obligated to repurchase or redeem any shares of capital stock or voting securities of Onyx or any securities or obligations convertible or exchangeable into or exercisable for, any shares of capital stock or voting securities of Onyx. Onyx does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the members of Onyx on any matter.

               (f) Litigation. There are no Actions pending or, to the knowledge of Onyx, threatened against Onyx or its Designated Affiliates or, to the knowledge of Onyx, any officer, director or employee of Onyx or its Designated Affiliates in such capacity, which would, individually or in the aggregate, prevent or materially delay Onyx or its Designated Affiliates from performing its obligations under this Separation Agreement in any material respect. Neither Onyx nor its Designated Affiliates is a party or subject to or in default under the order of any Authority which would prevent or materially delay Onyx or its Designated Affiliates from performing its obligations under this Separation Agreement in any material respect.

               (g) Financing. Attached hereto as Exhibit A is a true and complete copy of the Financing Commitment (the "Financing Commitment"), pursuant to which the Sponsor thereto has committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein to purchase Equity Interests of Onyx and to provide debt financing to Onyx and its Designated Affiliates (the "Financing"). The Financing Commitment has not been amended or modified prior to the date of this Separation Agreement, no such amendment or modification is contemplated, and the commitment contained in the Financing Commitment has not been withdrawn or rescinded in any respect. The Financing Commitment is in full force and effect and is the valid, binding and enforceable obligation of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitment. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Onyx or its Designated Affiliates under the Financing Commitment, and Onyx has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitment will not be satisfied or that the Financing will not be made available to Onyx on the Closing Date. Onyx and its Designated Affiliates will have at and after the Closing funds sufficient to pay the aggregate Retained Business Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

               (h) Solvency. Assuming satisfaction of the conditions to this Separation Agreement and the Merger Agreement (other than the consummation of the transactions contemplated hereby), and after giving effect to the transactions contemplated hereby and thereby, including the Financing and Future Debt Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, the Reorganization, the assumption or retention (as applicable) of the Retained Liabilities by the Company, Onyx and its Designated Affiliates, the assumption or retention (as applicable) of the New Diamond Liabilities by New Diamond and its Designated Affiliates, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and thereby, and payment of all related fees and expenses, each of the Company, Onyx and its Designated Affiliates will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby and thereby. For the purposes of this Separation Agreement the term "Solvent" when used with respect to any person, means that, as of any date of determination, (1) the amount of the "fair saleable value" of the assets of such person will, as of such date, exceed (i) the value of all "liabilities of such person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (2) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (3) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

               (i) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Separation Agreement based upon arrangements made by or on behalf of Onyx or its Designated Affiliates for which any party other than Onyx or its Designated Affiliates could have any liability.

               (j) Company Stock. Neither Onyx nor any of its Designated Affiliates is, and at no time during the last three years has either Onyx or any of its Designated Affiliates been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Onyx nor any of its Designated Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Separation Agreement).

               (k) Onyx Designated Affiliates. Each of the Designated Affiliates of Onyx was formed or will be formed, as the case may be, solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Separation Agreement.

          Section 3.2 Representations and Warranties of the Company. Except as set forth in the corresponding sections of the disclosure letter (subject to the provisions of Section 9.18) delivered by the Company to Onyx on or prior to the execution of this Separation Agreement (the "Company Disclosure Letter") and except as disclosed in the Form 10-K of the Company for the fiscal period ended February 3, 2005, as amended through the date hereof (as amended, the "Company Form 10-K"), the Proxy Statement for the Company's 2005 Annual Meeting of Shareholders, and the Form 10-Qs and Form 8-Ks filed or furnished from the date of the filing of the Company Form 10-K to the date of this Separation Agreement (and any amendments to any such filings which amendments are filed with the SEC prior to the date hereof) to the extent such qualifications are reasonably apparent (and which in no event shall include risk factors or other factors identified in general cautionary statements regarding reliance on forward looking statements in either case included in the Company SEC Reports), the Company hereby represents and warrants to Onyx and its Designated Affiliates that the representations and warranties of the Company set forth in Article IV of the Merger Agreement are true and correct; provided, however, that (1) the representations and warranties contained in Article IV of the Merger Agreement are made herein by the Company (mutatis mutandis) for the benefit of Onyx and its Designated Affiliates, (2) except for purposes of the representations and warranties contained in Section 4.1 (Organization), Section 4.2(a) and (c) (Authority; Enforceability), Section 4.5 (Capitalization of the Company),
Section 4.7 (SEC Reports; Financial Information), Section 4.10(a)(iv), (x) and
(xi) (Contracts), Section 4.13 (Employee Compensation and Benefit Plans; ERISA),
Section 4.14 (Labor Matters), Section 4.19 (Tax) and Section 4.20 (Insurance), of the Merger Agreement, all references to the "Company" or to the "Company Subsidiaries" contained in Article IV of the Merger Agreement shall be deemed to refer to the Company and its Subsidiaries in respect of the Retained Business, Retained Assets and Retained Liabilities, (3) for the avoidance of doubt, all reference to "Company Material Adverse Effect" therein shall be deemed to refer to "Company Material Adverse Effect" as defined in this Separation Agreement and
(4) all references to "Parent" contained in Article IV of the Merger Agreement shall be deemed to refer to Onyx.

          Section 3.3 Representations and Warranties of SV. Except as set forth on the corresponding sections of the disclosure letter delivered by SV to the Company and Onyx on or prior to the execution of this Separation Agreement (the "SV Disclosure Letter"), SV hereby, jointly and severally with each of their respective Designated Affiliates, represents and warrants to the Company and Onyx that:

               (a) Organization. Each of SV and its Designated Affiliates is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of SV and its Designated Affiliates (if and to the extend actually designated) as currently in effect, have been made available to each of the Company and Onyx, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon SV.

               (b) Authority; Enforceability. Each of SV and its Designated Affiliates has the corporate or other power and authority to execute and deliver this Separation Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of SV and its Designated Affiliates of this Separation Agreement and the consummation by each of SV and its Designated Affiliates of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of each of SV and its Designated Affiliates and no other corporate proceedings on the part of each of SV and its Designated Affiliates are necessary pursuant to its governing documents or the DGCL to authorize this Separation Agreement or to consummate the transactions contemplated hereby. The boards of directors of each of SV and its Designated Affiliates have determined that it is in the best interests of SV to enter into this Separation Agreement, and have approved this Separation Agreement. This Separation Agreement has been duly executed and delivered by each of SV and its Designated Affiliates and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of SV and its Designated Affiliates, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

               (c) Non-Contravention. The execution, delivery and performance of this Separation Agreement by each of SV and its Designated Affiliates does not and will not (1) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (2) conflict with or violate the governing documents of any other Subsidiary of SV, (3) assuming that all consents, approvals and authorizations contemplated by Section 3.3(d) have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to each of SV and its Designated Affiliates or any of their Subsidiaries or by which it or any of its properties are bound or (4) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which SV and its Designated Affiliates or any of their Subsidiaries is a party or by which SV and its Designated Affiliates or any of their Subsidiaries or its or any of their properties are bound, except, in the case of clauses (2), (3), and (4) of this Section 3.3(c) for any such conflict, violation, breach, default, loss, right or other occurrence which would not (i) prevent or materially delay SV or its Designated Affiliates from performing its obligations under this Separation Agreement in any material respect or (ii) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

               (d) Governmental Consents. The execution, delivery and performance of this Separation Agreement by each of SV and its Designated Affiliates and the consummation by each of SV and its Designated Affiliates of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (1) the HSR Act,
(2) the Exchange Act, (3) state securities, takeover and "blue sky" Laws, (4) the rules and regulations of the NYSE and the PCX, (4) the DGCL, (5) the applicable requirements of antitrust or other competition Laws of other jurisdictions or investment Laws relating to foreign ownership, and

(6) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

               (e) Solvency. Assuming satisfaction of the conditions to this Separation Agreement and the Merger Agreement (other than the consummation of the transactions contemplated hereby), and after giving effect to the transactions contemplated hereby and thereby, the Reorganization, the assumption or retention (as applicable) of the Retained Liabilities by the Company, Onyx and its Designated Affiliates, the assumption or retention (as applicable) of the New Diamond Liabilities by New Diamond and its Designated Affiliates, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and thereby, and payment of all related fees and expenses, each of SV, New Diamond and its Designated Affiliates will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby and thereby.

               (f) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Separation Agreement based upon arrangements made by or on behalf of SV for which the Company or Onyx could have any liability.

                                   ARTICLE IV

                                   TAX MATTERS

          Section 4.1 Liability for Taxes. (a) New Diamond and SV shall (and New Diamond shall cause the New Diamond Entities to) be responsible for, pay or cause to be paid, and shall (and New Diamond shall cause the New Diamond Entities to) indemnify Onyx, its Designated Affiliates and each of its Subsidiaries and Affiliates (including the Retained Entities after the Closing
Date) (each a "Buyer Tax Indemnitee") and hold each Buyer Tax Indemnitee harmless from and against any and all of the following (including reasonable fees and expenses in connection therewith):

               (1) any and all Taxes of New Diamond and each New Diamond Entity ((i) other than any Non-Income Taxes attributable to the Retained Business or the Retained Assets and (ii) limited, in the case of Shared Non-Income Taxes, to the New Diamond Percentage of such Non-Income Taxes);

               (2) the New Diamond Percentage of any Shared Non-Income Taxes imposed on any Retained Entity;

               (3) any and all United States federal Income Taxes for any taxable period (or portion thereof) that ends on or prior to the Closing Date (such a period, a "Pre-Closing Period") of the Affiliated Group;

               (4) any and all state, local and foreign Income Taxes for all Pre-Closing Periods of each Retained Entity;

               (5) any and all liability for Taxes of the Affiliated Group imposed on the Retained Entities as a result of the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

               (6) any and all Non-Income Taxes for Pre-Closing Periods of, imposed upon, or relating or attributable to the New Diamond Business, the New Diamond Assets or the Standalone Drug Business (regardless of whether such Taxes are imposed on any New Diamond Entity or any Retained Entity); and

               (7) any and all Taxes for any taxable period (or portion thereof) that begins after the Closing Date (such a period, a "Post-Closing Period") of, imposed upon or relating or attributable to the New Diamond Entities, the New Diamond Business or the New Diamond Assets.

          If, for any state, local or foreign Income Tax purposes, any Taxable period of any Retained Entity includes but does not end on the Closing Date (any such period, a "Straddle Period"), Income Taxes, if any, attributable to such Straddle Period shall be allocated to (A) New Diamond and SV for the portion of such Straddle Period up to and including the Closing Date, and (B) Onyx for the portion of such Straddle Period subsequent to the Closing Date. For purposes of the preceding sentence, Income Taxes for the portion of each Straddle Period up to and including the Closing Date and for the portion of such Straddle Period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date as if such Straddle Period consisted of one Taxable period ending on the Closing Date followed by a Taxable period beginning on the day following the Closing Date, and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

          New Diamond and SV shall be entitled to any refund of (or credit of or against) Taxes to the extent that such refund (or credit) relates to a Tax that is the responsibility of New Diamond or SV under this Section 4.1(a) and shall be entitled to any refund or credit to which New Diamond or SV is entitled under
Section 4.6. For the avoidance of doubt, New Diamond and SV shall be entitled to any deposits of Income Taxes with the Internal Revenue Service made by New Diamond, SV, any New Diamond Entity or, prior to the Closing, the Company or any Retained Entity.

               (b) Each of Onyx and the Company shall (and shall cause each of the Retained Entities to), be responsible for, pay or cause to be paid, and shall (and shall cause each of the Retained Entities to) indemnify New Diamond and its Subsidiaries and Affiliates (other than the Retained Entities) (each a "Seller Tax Indemnitee") and hold each Seller Tax Indemnitee harmless from and against any and all of the following (including reasonable fees and expenses in connection therewith):

                    (1) any and all Non-Income Taxes of each Retained Entity ((i) other than any Non-Income Taxes attributable to the New Diamond Business, the New Diamond Assets or the Standalone Drug Business and (ii) limited, in the case of Shared Non-Income Taxes, to the Company Percentage of such Non-Income Taxes);


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

                    (2) the Company Percentage of any Shared Non-Income Taxes imposed on New Diamond or a New Diamond Entity;

                    (3) any and all Non-Income Taxes for Pre-Closing Periods of, imposed upon, or relating or attributable to the Retained Business or the Retained Assets (regardless of whether such Non-Income Taxes are imposed on any Retained Entity or New Diamond or any New Diamond Entity);

                    (4) any and all Taxes for any Post-Closing Period of, imposed upon, or relating or attributable to the Retained Entities, the Retained Business or the Retained Assets and any and all Taxes of Onyx (or any Affiliate of Onyx that purchases a Retained Entity or Retained Asset pursuant hereto); and

                    (5) notwithstanding Section 4.1(a), any Taxes resulting from any extraordinary transaction taken by or with respect to the Retained Entities, the Retained Business or the Retained Assets on the Closing Date but after the Retained Business Purchase and any and all Taxes resulting from any Onyx Real Estate Dropdowns (or of any wholly-owned subsidiary referred to in the definition thereof), the Financing or any Future Debt Financing (and New Diamond and SV shall not be responsible for such Taxes described in this clause (5)).

          Each of Onyx, its Designated Affiliates and the Company shall be entitled to any refund of (or credit of or against) Taxes to the extent that such refund (or credit) relates to a Tax that is the responsibility of Onyx, its Designated Affiliates, any Retained Entity or the Company under this Section 4.1(b), except for refunds (or credits) to which New Diamond may be entitled under Section 4.1(a).

               (c) The parties acknowledge and agree that they desire and intend to treat (x) the Retained Business Purchase (other than the purchase of Lucky Stores, Inc., a Delaware corporation ("Lucky Delaware"), and its Subsidiaries) as a purchase of assets for federal income Tax purposes, (y) the purchase of Lucky Delaware as a purchase of stock for federal income Tax purposes and (z) the Separation as a transaction that does not result in any gain, including any deferred intercompany gain, for federal income Tax purposes (other than with respect to the distribution of certain New Diamond Assets from Lucky Delaware and its Subsidiaries pursuant to this Separation Agreement). In furtherance of the parties' desire and intention, at the option of SV: New Diamond and Onyx shall (i) jointly make timely and irrevocable elections under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (the "338(h)(10) Elections") with respect to any Retained Entities designated by New Diamond (such entities, the "338(h)(10) Election Subsidiaries") (provided that this clause (i) shall not be available with respect to any Retained Entity designated by Onyx in writing no later than 60 days after the execution of this Separation Agreement as a Retained Entity to be purchased by an entity that is not a corporation for federal income Tax purposes), (ii) jointly cause any Retained Entities designated by New Diamond (such entities, the "Disregarded Entities") to be treated as "disregarded" entities within the meaning of Treasury Regulation Section 301.7701-3, including by way of conversion of such Retained Entities into Delaware limited liability companies on or prior to the Closing Date (such treatment, the "Disregarded Entity Treatment"), and (iii) take such other actions as may be necessary or appropriate to further such desire and intention while transferring directly or indirectly the Retained Entities to Onyx and/or its Designated Affiliates. New Diamond and Onyx shall, and shall cause their respective Subsidiaries and Affiliates to, (i) treat the 338(h)(10) Elections and Disregarded Entity Treatment as valid, (ii) file all Tax Returns in a manner consistent with such 338(h)(10) Elections and Disregarded Entity Treatment and (iii) take no position or action contrary thereto, except to the extent required to do otherwise pursuant to a Determination. New Diamond and Onyx shall jointly prepare or cause to be prepared, in a manner consistent with the Retained Business Allocation, any form or document required to effect a valid and timely 338(h)(10) Election or Disregarded Entity Treatment. New Diamond and Onyx and any of their respective Subsidiaries and Affiliates shall take any and all actions reasonably necessary to effectuate the 338(h)(10) Elections and Disregarded Entity Treatment. Except as may be required by a Determination, consistent with the provisions above in this Section 4.1(c), New Diamond, Onyx and their respective Subsidiaries and Affiliates shall file, or cause to be filed, all Tax Returns in a manner consistent with the 338(h)(10) Elections and Disregarded Entity Treatment and shall treat the Retained Business Purchase (other than the purchase of Lucky Delaware and its Subsidiaries) as a purchase of assets for federal income Tax purposes, the purchase of Lucky Delaware as a purchase of stock for federal income Tax purposes and the Separation as a transaction that does not result in any gain, including any deferred intercompany gain, for federal income Tax purposes (other than with respect to the distribution of certain New Diamond Assets from Lucky Delaware and its Subsidiaries pursuant to this Separation Agreement) (and take no position or action contrary thereto). The parties agree that no election other than the 338(h)(10) Elections with respect to the 338(h)(10) Subsidiaries shall be made under Section 338 of the Code with respect to the purchase of any of the Retained Entities pursuant to this Agreement.

          Section 4.2 Filing Responsibility. (a) New Diamond shall prepare and file, or cause to be prepared and filed, when due: (1) all United States consolidated federal Income Tax Returns for the Affiliated Group or the affiliated group of which SV is the common parent, (2) any Tax Return (whether filed on a consolidated, combined, unitary, separate or other basis) of, or which includes, New Diamond or any other New Diamond Entity, and (3) any Income Tax Return of any Retained Entity for any Pre-Closing Period or a Straddle Period.

               (b) Onyx, its Designated Affiliates or the Company shall, except to the extent that filing such Tax Returns are the responsibility of New Diamond under Section 4.2(a), prepare and file, or cause to be prepared and filed, all Tax Returns with respect to each Retained Entity.

               (c) The parties agree to prepare and file, or cause to be prepared and filed, all Pre-Closing Period Tax Returns of the Company and its Subsidiaries in a manner consistent with past practices of the Company and its Subsidiaries, except as otherwise required by Law or a Determination.

               (d) In the case of any Straddle Period Income Tax Return of a Retained Entity or Non-Income Tax Return of a New Diamond Entity or a Retained Entity, in each case, on which are reportable Taxes for which both SV and New Diamond, on the one hand, and Onyx and the Company, on the other hand, are responsible under Section 4.1 (or any Non-Income Tax Return of a Retained Entity on which are reportable only Taxes that are the responsibility of New Diamond and SV under Section 4.1(a) or any Non-Income Tax Return of a


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

New Diamond Entity on which are reportable only Taxes that are the responsibility of Onyx and the Company under Section 4.1(b)), the party that is responsible for preparing such Tax Return under this Section 4.2 (the "Return Preparer") shall furnish such Tax Return required to be filed by the Return Preparer (together with making available any associated workpapers prepared in connection with such Tax Return) to the other party (the "Affected Party") for its review and approval (which approval shall not be unreasonably delayed or withheld) at least 30 days prior to the due date for filing such Tax Return (taking into account valid extensions) and (y) the Affected Party shall provide any good faith comments it may have on such Return to the Return Preparer within 15 days of the Affected Party's receipt of such draft Tax Return from the Return Preparer (such comments to be limited to confirming that the Tax Return is consistent with past practice as set forth in Section 4.2(c) and with the Tax treatments specified in this Separation Agreement); provided, however, that in the event that such Tax Return is required to be filed (taking into account valid extensions) within four (4) months after the Closing Date, then such time periods shall be reasonably reduced and the parties shall act expeditiously so that such Tax Return may be filed on a timely basis; provided, further, however, that to the extent that the Return Preparer does not agree with the Affected Party's comments, the Return Preparer and the Affected Party shall endeavor in good faith to resolve such disagreement. In the event that the Return Preparer and the Affected Party are unable to resolve such disagreement, and to the extent that the Affected Party objects that the Return Preparer has not prepared the Tax Return in question in accordance with past practices as set forth in
Section 4.2(c) or consistent with the Tax treatments specified in this Separation Agreement, the Accountant shall resolve such dispute in accordance with past practices as set forth in Section 4.2(c) and consistent with the Tax treatments specified in this Separation Agreement. In such case, the Return Preparer and the Affected Party shall each bear one-half (50%) of the fees and expenses attributable to the Accountant's resolution of such dispute. Any Tax Return that is furnished to an Affected Party pursuant to this Section 4.2(d) shall be accompanied by a statement setting forth the portion of the Tax due in connection with filing such Tax Return that is allocable to the Affected Party pursuant to Section 4.1, which statement will specify in reasonable detail the calculation of the portion of such Tax so allocable. The Affected Party shall pay to the Return Preparer the portion of such Tax so allocable no later than one Business Day prior to the date such Tax Return is to be filed.

          Section 4.3 Cooperation and Exchange of Information. (a) As soon as practicable, from and after the Closing Date, SV, New Diamond and its Subsidiaries, on the one hand, and Onyx, its Designated Affiliates, the Retained Entities and their respective Subsidiaries, on the other hand, shall provide each other with such cooperation and shall deliver to each other such information and data and make available such knowledgeable employees as Onyx, its Designated Affiliates, the Retained Entities and their respective Subsidiaries, on the one hand, and New Diamond and its Subsidiaries, on the other hand, may reasonably request in order to complete and file all Tax Returns which they may be required to file or to respond to audits by any Tax Authorities, and to otherwise enable them or their Affiliates to satisfy their respective accounting, Tax and other legitimate requirements. Each of SV, New Diamond, the New Diamond Entities, Onyx, its Designated Affiliates and the Retained Entities shall make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Onyx shall, and shall cause its Designated Affiliates, the Retained Entities and their respective Subsidiaries to, take all actions reasonably necessary to facilitate New Diamond's and SV's exercise of their rights under this Article IV in


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

respect of the Retained Entities, including preparing and filing Tax Returns, and conducting Tax Proceedings. New Diamond shall, and shall cause the New Diamond Entities to, take all actions reasonably necessary to facilitate Onyx's and the Company's exercise of their rights under this Article IV in respect of the New Diamond Entities, including conducting Tax Proceedings.

               (b) For a period of ten (10) years after the Closing Date, New Diamond, Onyx, its Designated Affiliates and the Retained Entities shall retain all Tax Returns, books and records of, or with respect to, the Retained Entities, the Retained Assets or the Retained Business for all taxable periods ending on or prior to the Closing Date to the extent such items are in such person's possession after the Closing. Thereafter, neither New Diamond, Onyx, any of its Designated Affiliates nor any of the Retained Entities shall dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to New Diamond or Onyx, as applicable and New Diamond or Onyx, as applicable fails to accept such offer within 60 days of its being made.

               (c) SV, New Diamond, Onyx, its Designated Affiliates and the Retained Entities shall, and shall cause their respective Subsidiaries to, cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on or before the Closing Date that are required to be filed after such date and all Tax Returns for Straddle Periods.

          Section 4.4 Tax Proceedings. (a) Each of SV, New Diamond and its Subsidiaries, on the one hand, and Onyx, its Designated Affiliates, the Retained Entities and their respective Subsidiaries, on the other hand, shall provide prompt notice to the other party of any claim, assessment or dispute of which it becomes aware related to Taxes for which it is indemnified by the other party under Section 4.1. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

               (b) In the case of any Tax Proceeding, the Controlling Party shall have the sole right to control, contest, resolve and defend the Tax Proceeding (including having the right to determine whether and when to settle the Tax Proceeding); provided, however, that, except in the case of Exclusive Tax Proceedings, in the case of any Tax Proceeding relating to any Pre-Closing Period or Straddle Period in which the outcome would reasonably be expected to result in an increase in liability for Taxes with respect to which the Non-Controlling Party or any Affiliate thereof is liable under this Separation Agreement or with respect to which such Non-Controlling Party or Affiliate is liable at law and with respect to which such Non-Controlling Party or Affiliate is not entitled to indemnification under this Separation Agreement, (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) the Non-Controlling Party shall be entitled to receive copies of all correspondence and documents related to such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such

Tax Proceeding, (v) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (vi) except in the case of a Tax Proceeding in respect of a Tax Return of a Retained Entity on which are reportable Taxes for which only SV and New Diamond are responsible under Section 4.1, the Non-Controlling Party shall be entitled to participate in (but not control) such Tax Proceeding, at its own expense, and (vii) the Controlling Party shall not settle such Tax Proceeding without the consent of the Non-Controlling Party which shall not be unreasonably withheld.

For purposes of this Section 4.4(b):

          (i) New Diamond shall be the "Controlling Party" with respect to any Tax Proceeding in respect of (A) a Tax Return referred to in Section 4.4(c) (and any adjustment to a state or local Income Tax Return required as a result of the outcome of any Tax Proceeding with respect to such a Tax Return), (B) (except in the case of a Non-Income Tax Return on which Taxes for which Onyx is responsible under Section 4.1 are reportable) any Tax Return of New Diamond or a New Diamond Entity (such Tax Proceedings described in clauses (A) or (B), collectively, the "Exclusive Diamond Proceedings") and there shall be no "Non-Controlling Party" in respect of such a Tax Proceeding,

          (ii) Onyx shall be the "Controlling Party" with respect to any Tax Proceeding in respect of a Tax Return referred to in Section 4.4(d) (the "Exclusive Onyx Proceedings," and, together with the Exclusive Diamond Proceedings, the "Exclusive Tax Proceedings") and there shall be no "Non-Controlling Party" in respect of such a Tax Proceeding,

          (iii) except in the case of Exclusive Tax Proceedings, in the case of any Tax Proceeding in respect of (A) any Income Tax Return of a Retained Entity for a Straddle Period, (B) any Tax Return of a Retained Entity on which are reportable only Taxes for which SV and New Diamond are responsible under Section 4.1 or (C) a Non-Income Tax Return on which are reportable Non-Income Taxes for which both SV and New Diamond, on the one hand, and Onyx and the Company, on the other hand, are responsible under this Separation Agreement, if Onyx and the Company are responsible under this Separation Agreement for more than half the Taxes reported on the Tax Return, then Onyx shall be the "Controlling Party" and New Diamond shall be the "Non-Controlling Party"; otherwise New Diamond shall be the "Controlling Party" and Onyx the "Non-Controlling Party" with respect to such Tax Proceeding,

          (c) Notwithstanding any other provision of this Separation Agreement, neither Onyx, its Designated Affiliates, the Retained Entities nor any of their respective Subsidiaries or Affiliates shall be entitled to participate in any Tax Proceeding with respect to any Tax Return of the Affiliated Group or any United States consolidated federal Income Tax Return which includes New Diamond or SV or any other consolidated, combined or unitary Tax Return which includes New Diamond, any New Diamond Entity or any member of the New Diamond Seller Group, nor shall Onyx, its Designated Affiliates, the Retained Entities nor any of their respective Subsidiaries or Affiliates be entitled to any information (except to the extent relating solely to any Retained Entity, the Retained Business, or any Retained Asset, which may include pro forma information relating solely to the Retained Entities, the Retained Business or a Retained Asset) regarding any such Tax Return (or any Tax Returns of New Diamond).

          (d) Notwithstanding any other provision of this Separation Agreement, neither SV, New Diamond, any New Diamond Entity nor any of their respective Subsidiaries or Affiliates shall be entitled to participate in any Tax Proceeding with respect to any Tax Return of any Retained Entity for a Post-Closing Period other than a Straddle Period (or any consolidated, combined or unitary Tax Return for a Post-Closing Period, other than a Straddle Period, which includes any Retained Entity), unless such Tax Return includes New Diamond or a New Diamond Entity, nor shall SV, New Diamond, any New Diamond Entity nor any of their respective Subsidiaries or Affiliates be entitled to any information (except to the extent relating solely to any Retained Entity, the Retained Business or any Retained Asset which may include pro forma information relating solely to the Retained Entities, the Retained Business, or a Retained Asset) regarding any such Tax Return.

          Section 4.5 Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between New Diamond, any New Diamond Entity or any member of the New Diamond Seller Group, on the one hand, and the Retained Entities, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Separation Agreement) shall cease and terminate as of the Closing Date.

          Section 4.6 Tax Benefits. New Diamond and SV shall be entitled to any Tax Benefit arising from any deduction that results from any payment, loss, obligation, Tax or Liability arising from a Section 4.6 Liability. Neither Onyx, its Designated Affiliates, the Company nor any of their respective Subsidiaries shall claim any such deduction in respect of a Section 4.6 Liability on any Tax Return that Onyx, its Designated Affiliates or the Company are responsible for preparing under Section 4.2(b); provided, however, that if any deduction arising in respect of a payment, loss, obligation, Tax or Liability arising from a
Section 4.6 Liability is not permitted by law or administrative practice to be reported on a Tax Return for which New Diamond has filing responsibility under
Section 4.2(a) (or another Pre-Closing Period Tax Return) and is permitted by law or administrative practice to be reported on a Tax Return for which Onyx, its Designated Affiliates or the Company has filing responsibility under Section 4.2(b), then, at New Diamond's request, Onyx, its Designated Affiliates, the Retained Entities or their respective Subsidiaries shall claim such deduction and pay to New Diamond the amount of any Tax Benefit actually realized in cash from such deduction (less any Tax Detriment that results from such deduction) no later than thirty (30) days after the Tax Return in which such Tax Benefit is realized or utilized is filed; provided, however, that New Diamond shall repay such amount to the extent that subsequent events occur that result in the loss or reduction of such Tax Benefit no later than thirty (30) days after Onyx notifies New Diamond, in writing as provided below, of the loss or reduction of such Tax Benefit. For purposes of this Section 4.6, such subsequent events include, but are not limited to, audit adjustments, realization of any Tax Detriment, and the recognition of a net operating loss that could have been carried over to offset income in the absence of the deduction that results from the payment, loss, obligation, Tax or Liability arising from a Section 4.6 Liability. For purposes of this Section 4.6, an increase (or reduction) in Taxes as a result of any Tax Benefit or Tax Detriment shall be deemed to be realized by a party to the extent the Tax liability of such party exceeds (or is less than) the Tax liability such party would have incurred without taking into account any Tax Item relating to such Tax Benefit or Tax Detriment. Any payment in respect of a net Tax Benefit or notice of a loss or reduction of such Tax Benefit shall be accompanied by a schedule prepared by Onyx in good faith setting forth in reasonable detail the amount of such Tax Benefit or such loss or reduction of Tax Benefit and the calculation of that amount. Nothing in this
Section 4.6 shall require Onyx or any Retained Entity to disclose to any person any Tax Return filed by it or any material information Onyx or such Retained Entity otherwise deems confidential.

          Section 4.7 Transfer Taxes. Notwithstanding anything to the contrary in this Separation Agreement, other than with respect to the Standalone Drug Sale, New Diamond and Onyx agree that New Diamond shall bear 50% of all documentary, sales, use, registration, value added, transfer, recordation stamp and similar Taxes (collectively, "Transfer Taxes") imposed on the Reorganization or the transactions set forth in Section 2.1(a), and Onyx shall bear 50% of any such Transfer Taxes. New Diamond and Onyx, and their respective Subsidiaries and Affiliates, agree to timely sign and deliver any affidavits, certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or any other documents with respect to, such Transfer Taxes. Any party shall have the right to seek a refund of any and all Transfer Taxes paid by it for which it is responsible pursuant to this
Section 4.7 at its own expense. If so requested, the other party shall use reasonable efforts to cooperate with the party seeking such refund.

          Section 4.8 Taxes Governed by Article IV. Claims for indemnification with respect to Taxes shall be governed by this Article IV and Section 5.8 but not by any other provision of Article V or Article VI. For the absence of doubt, any obligations to make indemnification payments with respect to Taxes imposed under Section 4999 of the Code shall be governed by the provisions of Article VIII addressing allocation of Liabilities under Company Plans.

          Section 4.9 Survival. All rights and obligations under this Article IV shall survive the Closing Date and continue until 60 days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive).

          Section 4.10 Post-Closing Dispositions. For the avoidance of doubt, the covenants of Onyx, its Designated Affiliates and the Retained Entities set forth in this Article IV shall apply to Onyx, its Designated Affiliates and the Retained Entities regardless of any post-Closing disposition of the Retained Entities by Onyx, its Designated Affiliates or any of their respective Subsidiaries or Affiliates.

          Section 4.11 Reorganization Treatment. The parties agree (a) to treat the acquisition by New Diamond of all of the issued and outstanding Equity Interests of the Company for stock of New Diamond and the subsequent conversion of the Company into a Delaware limited liability company, taken together, as a mere change in identity or form of the Company qualifying as a reorganization under Section 368(a)(1)(F) of the Code and (b) to treat the Company as a "disregarded" entity within the meaning of Treasury Regulation Section 301.7701-3 for the period from and after the time of the conversion of the Company into a Delaware limited liability company and for so long as the Company is wholly owned by New

Diamond, in each case, for all Tax purposes, unless required to do otherwise as a result of a Determination. The parties agree not to take any position on any Tax Return or in any Tax Proceeding inconsistent with such treatment described in the immediately preceding sentence.

          Section 4.12 [Intentionally Omitted]

          Section 4.13 Tax Treatment of Payments. The parties agree to treat any indemnity payments pursuant to this Article IV, for Tax purposes, as an adjustment to the Retained Business Price or as payments that are deductible by the payor, as appropriate, unless otherwise required by applicable Tax Law.

                                    ARTICLE V

                                 INDEMNIFICATION

          Section 5.1 SV's and New Diamond's Agreement to Indemnify. In addition to any other indemnification provided hereunder, subject to the terms and conditions set forth in this Separation Agreement, from and after the Closing Date, each of SV and New Diamond shall, and New Diamond shall cause each of the New Diamond Entities to, indemnify, defend and hold harmless Onyx, the Company, the other Retained Entities and each of their respective directors, officers, partners, members, employees and other representatives, advisors and agents (collectively, "Representatives"), Subsidiaries and Affiliates (collectively, the "Company Indemnitees") from and against any and all Indemnifiable Losses of the Company Indemnitees arising out of or resulting from, directly or indirectly, the New Diamond Liabilities and the matters contemplated as being Indemnifiable Losses by Section 2.6 of this Separation Agreement.

          Section 5.2 Onyx's and the Company's Agreement to Indemnify. In addition to any other indemnification provided hereunder, subject to the terms and conditions set forth in this Separation Agreement, from and after the Closing Date, each of Onyx and the Company shall, and shall cause each of the Retained Entities to, indemnify, defend and hold harmless SV, New Diamond and the New Diamond Entities, and each of their respective Representatives, Subsidiaries and Affiliates (collectively, the "New Diamond Indemnitees") from and against any and all Indemnifiable Losses of the New Diamond Indemnitees arising out of or resulting from, directly or indirectly, the Retained Liabilities and the matters contemplated as being Indemnifiable Losses by
Section 2.6 of this Separation Agreement.

          Section 5.3 Reduction of Indemnifiable Losses for Insurance Benefits Received. For purposes of this Article V, Section 8.2 and Section 8.7, the calculation of any Indemnifiable Loss will reflect the amount of any insurance proceeds or indemnification payments received by the Indemnitee in respect of such Indemnifiable Loss (net of all reasonable costs and expenses incurred by the Indemnitee in recovering such insurance proceeds). Each Indemnitee shall use its commercially reasonable efforts to recover from its insurers or other sources of reimbursement or recovery the maximum portion of any Indemnifiable Loss that is recoverable from such sources.

          Section 5.4 Procedure for Indemnification. (a) If an Indemnitee shall receive notice of the assertion by a person who is not a party to this Separation Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification under Section 5.1 or Section 5.2, such Indemnitee shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 5.4 shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained or asserted by such Indemnitee.

               (b) If an Indemnitee gives notice of a Third Party Claim to an Indemnifying Party, the Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to take responsibility for resolving, and assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnitee to the fullest extent permitted by Law. If the Indemnifying Party shall undertake to defend and resolve any such Third Party Claim, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to cooperate as reasonably requested by the Indemnifying Party and its counsel in the resolution of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not admit any liability with respect to such Third Party Claim without the prior written consent of the Indemnitee, and shall not resolve, settle, compromise or discharge any such Third Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless the relief consists solely of the payment of money and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnitees from all liability with respect thereto. Notwithstanding the foregoing, the Indemnitee shall have the right to defend (but not admit liability, compromise, settle or otherwise resolve such Third Party Claim without the prior written consent of the Indemnifying Party) any Third Party Claim as to itself by its own separate counsel, and the Indemnifying Party shall pay the reasonable fees, costs and expenses of such separate counsel, as incurred, if the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate. Further, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of any Third Party Claim (though such separate counsel shall not appear of record), at the expense of the Indemnitee (unless the Indemnifying Party agrees to pay the fees and expenses of such separate counsel). In any event, the Indemnitee and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim and keep such persons informed of all developments relating to any such Third Party Claim, and provide copies of all relevant correspondence and documentation relating thereto consistent with applicable rules of privilege and legal ethics. All costs and expenses incurred in connection with the Indemnitee's cooperation shall be paid by the Indemnifying Party, as incurred. If the Indemnifying Party receiving a notice of Third Party Claim does not elect timely to take responsibility for resolving, and defend, such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that (1) the Indemnitee shall not have any obligation to participate in the defense of, or defend, any such Third Party Claim; (2) the Indemnitee's defense of or participation in the defense of any such claim shall not in any way diminish or lessen the obligations of the Indemnifying Party under this Article V; and (3) the Indemnitee shall not resolve, settle, compromise or discharge any such Third Party Claim without the prior written consent of the Indemnifying Party.

          Section 5.5 Pending Litigation; New Litigation. Following the Closing Date, (a) Onyx and/or one or more if its Designated Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of (1) all Actions brought against the Company or its Subsidiaries listed on Schedule 1.12 of this Separation Agreement and all pending Actions brought against the Company or its Subsidiaries exclusively relating to the Retained Business and (2) all Actions brought against the Company or its Subsidiaries brought after the date hereof that primarily relate to the Retained Business (the Actions described in the foregoing clauses (1) and (2) each, a "Retained Action"), and may settle or compromise, or consent to the entry of any Judgment with respect to, any such Action without the consent of any other party, provided, that in the event that such Retained Action involves the potential indemnification of an Indemnified Director or Officer, Onyx or one or more of its Designated Affiliates, as applicable, shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, action, suit, proceeding, inquiry or investigation in connection with a Retained Action in respect of which indemnification has been or could be sought by such Indemnified Director or Officer under the Transaction Agreements unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such claim, demand, action, suit, proceeding, inquiry or investigation or such Indemnified Director or Officer otherwise consents thereto, and (b) New Diamond and/or one or more of its Designated Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of (1) all pending Actions brought against the Company or its Subsidiaries listed on Schedule 1.13 of this Separation Agreement, (2) all of the Actions brought against the Company or its Subsidiaries as of the date hereof that are not Retained Actions (the Actions described in the foregoing clauses (1) and (2) each, a "New Diamond Action") (3) all Shared Transaction Litigation Liabilities, (4) all Unallocated Actions (as defined below) and (5) all Actions that constitute Specified Standalone Drug Liabilities, and may settle or compromise, or consent to the entry of any Judgment with respect to, any such Action without the consent of any other party; provided, that, notwithstanding anything to the contrary, neither Onyx nor New Diamond (nor any of their respective Subsidiaries or Affiliates) may settle or compromise, or consent to the entry of any Judgment with respect to, any Retained Action, New Diamond Action, Unallocated Action, Shared Transaction Litigation Liability or any Action that constitutes a Specified Standalone Drug Liability, without the prior written consent of the other party if such settlement, compromise or consent to such Judgment (i) includes any form of relief binding upon such other party or its Affiliates or their respective businesses or assets, (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such other party (and any Affiliate of such other party subject to such Action) of a full and final release from all Liability in respect of such claim or litigation or (iii) in the case of a Shared Transaction Litigation Liability, requires any cash payment for damages or otherwise by any party to this Separation Agreement other than the settling party. If, after the date hereof, any Action other than those Retained Actions, New Diamond Actions and Shared Transaction Litigation Liabilities as described above shall be brought against the Company or any of its Subsidiaries, such Action shall be deemed to be "Unallocated Actions" for purposes of this Separation Agreement unless such Action shall constitute a Specified Standalone Drug Liability.

          Section 5.6 Remedies Exclusive. From and after the Closing and except as otherwise specifically provided herein (including Articles IV and VIII), the rights to indemnification provided in this Article V shall be the exclusive monetary remedy for any New Diamond Liabilities or Retained Liabilities; provided that nothing herein shall preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party in the event of fraud or in the event of an Indemnifying Party's failure to comply with its indemnification obligations hereunder.

          Section 5.7 Retained Business Price Adjustment. The parties agree to treat any indemnity payments pursuant to this Separation Agreement for Tax purposes, as an adjustment to the Retained Business Price, as applicable, or as payments that are deductible by the payor, as appropriate, unless otherwise required by applicable Tax Law.

          Section 5.8 Exclusion of Tax Indemnities. Notwithstanding anything to the contrary in this Article V or in Article VI, the provisions of Article V and
Article VI shall not apply to Tax indemnification matters and indemnification shall not be provided under Article V or Article VI for Taxes, all such matters and any such indemnification being governed by Article IV.

                                   ARTICLE VI

                           CERTAIN ADDITIONAL MATTERS

          Section 6.1 Further Assurances; Subsequent Transfers. (a) Each of the parties hereto will execute and deliver such further instruments of transfer, distribution and assumption and will take such other actions as the other parties hereto may reasonably request in order to effectuate the purposes of this Separation Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after Closing, at the request of any party the other party will execute and deliver such other instruments of transfer and distribution, and take such action as the requesting party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to such requesting party (or any of its Subsidiaries and/or Designated Affiliates) and to confirm such requesting party's (or any of its Subsidiaries and/or Designated Affiliates, as the case may be) right, title to or interest in, all of the New Diamond Assets or Equity Interests in the New Diamond Entities, the Retained Assets or Equity Interests in the Retained Entities, as applicable, to put the requesting party (or any of its Subsidiaries and/or Designated Affiliates, as the case may be) in actual possession and operating control thereof and to permit the requesting party (or any of its Subsidiaries and/or Designated Affiliates, as the case may be) to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) and to properly assume and discharge the related New Diamond Liabilities, or the Retained Liabilities, as applicable.

               (b) In furtherance of the foregoing, in the event and to the extent that a transferring party is unable to obtain any consents required to transfer and assign to the other party (or such other party's Designated Affiliate), and a release of a transferor from, any agreements, licenses and other rights included in the New Diamond Assets or Retained Assets, as applicable, such transferor (1) shall continue to be bound thereby pending assignment to the other party or its Designated Affiliate and (2) shall, at the direction and expense of the other party, pay, perform and discharge fully all of its obligations thereunder from and after the Closing and prior to assignment to the other party or its Designated Affiliate, and the other party will indemnify the transferor for any Liabilities of the transferor arising out of such Assets or its compliance with the documentation and agreement relating to, any reasonable out-of-pocket expenses associated with any attempt to transfer or failure to transfer such Asset or any Liabilities arising out of or resulting from the transferor's actions taken in accordance with any such directions of the other party or its Designated Affiliate. The transferor shall, without further consideration therefor, pay, assign and remit to the other party or its Designated Affiliate promptly all monies, rights and other consideration received in respect of such agreements. Following the Closing, the transferor shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 6.1(b) when and only as reasonably directed by, and at the expense of, the other party or its Designated Affiliate. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable, the transferor shall promptly assign all its rights and obligations thereunder to the other party or its Designated Affiliate without payment of further consideration and the other party or its Designated Affiliate shall, without the payment of any further consideration therefor, assume such rights and obligations. Notwithstanding the foregoing, if the arrangement described in this Section 6.1(b) is impracticable or will cause (or is likely to cause) a default under any real estate lease (whether due to the intended change of the store brand under which such property will be operated or for other reasons), then the parties will work in good faith to establish a mutually satisfactory arrangement for the operation of such leased real property during the period subsequent to the Closing and pending receipt of the required consent, including a fair and equitable arrangement (under the applicable circumstances) for allocating income and expenses with respect to such property during such period.

               (c) In the event that, subsequent to the Closing Date, the Company or Onyx shall either (1) receive written notice from New Diamond that certain specified Assets of the Company or any Subsidiary of the Company which properly constitute New Diamond Assets were not transferred to New Diamond on or prior to the Closing Date or (2) determine that certain Assets of the Company or any Subsidiary of the Company which properly constitute New Diamond Assets were not transferred to New Diamond on or prior to the Closing Date, then (assuming the accuracy of such notice or demand) as promptly as practicable thereafter, the Company or Onyx, as appropriate, shall take all steps reasonably necessary to transfer and deliver any and all of such Assets to New Diamond without the payment by New Diamond of any further consideration therefor. In the event that, subsequent to the Closing Date, New Diamond shall either (i) receive written notice from the Company or Onyx that certain specified Assets which properly constitute Retained Assets were transferred to New Diamond or included with the New Diamond Entities or (ii) determine that certain Assets of New Diamond which properly constitute Retained Assets were transferred to New Diamond or included with the New Diamond Entities, then (assuming the accuracy of such notice or demand) as promptly as practicable thereafter, New Diamond shall, and shall cause its Subsidiaries to, take all steps reasonably necessary to transfer and deliver any and all of such Assets to the Company or its

Subsidiaries in each case without the payment by Onyx, the Company of any further consideration therefor.

               (d) Without limiting the provisions of this Section 6.1 or any other provision of this Separation Agreement, each of the parties for itself and its respective Subsidiaries and Affiliates, as appropriate, agrees to execute, acknowledge and deliver all documents and to take all actions reasonably necessary to effectuate the following:

                    (1) Each Transferred Real Property shall be conveyed by means of a warranty deed and/or assignment of lease with warranties, in recordable form (as modified as appropriate in the particular jurisdiction in which the real property is located (each a "Transfer Document"), and

                    (2) Each Transfer Document executed by a party transferring or otherwise assigning Transferred Real Property that conveys Transferred Real Property to any other party shall state on the face thereof the following:

                         (i) In the case of any breach of any transferor (each, a "Grantor") warranties herein contained, whether expressed or implied, the liability of Grantor shall be limited to its interest in the real property hereby conveyed and all amounts (collectively, "Indemnified Amounts") which are recovered from the prior non-affiliated transferors in the chain of title ("Prior Transferors") or pursuant to any real property title policies existing prior to the date of this instrument ("Pre-Existing Title Policy").

                         (ii) Grantor irrevocably assigns to each transferee (each, a "Grantee") all of Grantor's right, title and interest in and to all Indemnity Amounts including without limitation all claims, actions, rights of recovery and indemnity, losses, damages, expenses and fees (including reasonable attorneys' fees and court costs), at law, in equity or by contract, which Grantor may now or hereafter have against any and all Prior Transferors or under any Pre-Existing Title Policy, and Grantor hereby irrevocably designates and appoints the transferee its attorney in fact, coupled with an interest, with respect to all Indemnity Amounts.

                         (iii) The warranties and covenants contained herein shall be solely for the benefit of and enforceable by Grantee hereunder and for no other party including heirs, successors and assigns of Grantee and under no circumstances shall such warranties and covenants be deemed to run with the real property conveyed by this instrument.

                         (iv) Without limiting the foregoing provisions of this
          Section 6.1(d), if any claim is made by Grantee against Grantor as the result of any alleged breach of any covenants or warranties in any Transfer Document, upon Grantee's written notice Grantor shall either
          (A) make and diligently pursue all claims against the Prior Transferors, and against any title insurance company under any applicable Pre-Existing Title Policy, or (B) permit Grantee, in the name of Grantor, to make any or all such claims, in all cases at the sole cost and expense of Grantee, including counsel selected and retained by Grantee as is reasonably acceptable to Grantor. If Grantor shall be named by any third-party in any proceeding in connection with any such claim, Grantee (at Grantee's sole cost) shall with counsel reasonably acceptable to Grantor defend and procure the dismissal of Grantor (subject to the requirements of law in connection with pursuing the claims against the Prior Transferors and the title insurance company, as applicable).

          Section 6.2 Use of Names; Cross-License. (a) Following the Closing Date, the Company and the other Retained Entities shall have the sole and exclusive ownership of and right to use, as between the Company and the other Retained Entities, on the one hand, and New Diamond and its Subsidiaries, on the other hand, each of the names that are (1) set forth in Schedule 1.14 of this Separation Agreement or (2) used solely in connection with the Retained Business (the "Retained Names"), and each of the trade marks, trade names, trade dress, service marks, banners, logos and other proprietary rights related to such Retained Names (the "Retained Proprietary Name Rights"). Following the Closing Date, New Diamond and its Subsidiaries shall have the sole and exclusive ownership of and right to use, as between New Diamond and its Subsidiaries, on the one hand, and the Company and the other Retained Entities, on the other hand, all names used by the Company and its Subsidiaries other than the Retained Names (the "New Diamond Names"), and all other trade marks, trade names, trade dress, service marks, banners, logos and other proprietary rights related to such New Diamond Names (the "New Diamond Proprietary Name Rights"). In connection with the Separation, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to vest New Diamond and it Subsidiaries with full and undivided ownership in the New Diamond Proprietary Name Rights. Notwithstanding the foregoing, following the Closing, neither the Company and the other Retained Entities, nor New Diamond and its Subsidiaries, shall use any names that are confusingly similar to the Retained Names or the New Diamond Names, as applicable, without the prior written consent of the other party, provided that the parties agree that none of the names set forth on
Schedule 1.14, on the one hand, and the New Diamond Names, on the other hand, shall be deemed to be "confusingly similar." As promptly as practicable following the Closing Date but in no event later than one hundred eighty (180) days following the Closing Date, the parties hereto shall, and shall cause their respective Subsidiaries and other Affiliates to, take all action necessary to cease using, and change (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the New Diamond Names and the New Diamond Proprietary Name Rights or the Retained Names and the Retained Proprietary Name Rights, as the case may be.

               (b) Notwithstanding the foregoing, on the Closing Date, the Company and New Diamond shall enter into a Cross-Licensing Agreement (the "Cross-Licensing Agreement"), reasonably acceptable to both parties, which shall provide for, among other things, the grant of a limited, royalty-free cross-license to each of the Company and its Subsidiaries, on the one hand and to each of New Diamond and its Subsidiaries, on the other hand, to use certain Retained Proprietary Name Rights and New Diamond Proprietary Name Rights, in each case, for so long as and to the extent that each of the Company and its Subsidiaries, on the one hand, and New Diamond and its Subsidiaries, on the other hand, own the Retained Assets or the New Diamond Assets, respectively. The Cross-Licensing Agreement shall also provide for the grant of a limited, royalty-free, license to the Company and its Subsidiaries of the Lucky New

Diamond Proprietary Name Rights set forth on Schedule 1.16 of this Separation Agreement (collectively, the "Lucky Proprietary Name Rights") for use in Northern California and Nevada for a period of three years from the Closing Date. The exclusive right of the Company and its Subsidiaries to use the Lucky Proprietary Name Rights in Northern California and Nevada shall continue and shall become perpetual if the Company or its Subsidiaries (or their transferees) use any of the Lucky Proprietary Name Rights in Northern California and Nevada during such three-year period. If the Company or its Subsidiaries (or their transferees) do not use any of the Lucky Proprietary Name Rights in Northern California and Nevada during any portion of such three-year period, the license to use the Lucky Proprietary Name Rights shall cease and all right, title and interest in and to the Lucky Proprietary Name Rights shall revert to New Diamond and its Subsidiaries. The Cross-Licensing Agreement shall further provide that, except as provided above with respect to the Lucky Proprietary Name Rights if such rights are used during the three-year period from the Closing Date, in the event that Retained Assets or the New Diamond Assets, as the case may be, are transferred or assigned to a third party, such third party shall obtain the benefit of the license contained therein for up to one hundred eighty (180) days following the transfer of such Assets to such third party; provided, however, that if such third party is a national competitor of the New Diamond Business the expiration of such license for such third party's benefit shall expire no later than ninety (90) days following the transfer of such Assets to such third party.

          Section 6.3 Settlement of Intercompany Accounts. All intercompany leases, receivables, payables, loans and other accounts (collectively, "Intercompany Accounts") in existence immediately prior to the Separation between the Company or the other Retained Entities, on the one hand, and New Diamond or the New Diamond Entities, on the other hand, shall be contributed, distributed or otherwise transferred or assumed at or prior to the Closing such that, as of the Closing, there are no Intercompany Accounts outstanding between New Diamond or any New Diamond Entity, on the one hand, and any Retained Entity, on the other hand.

          Section 6.4 Merger Agreement Provisions. (a) Each of the parties hereto that is also a party to the Merger Agreement shall provide Onyx with as much prior written notice as is reasonably practicable (which, if the circumstances permit, shall be not less than two Business Days' notice) of any proposed agreement or consent by any or all of them to any modifications of the terms and conditions of, or proposed delivery by both or either of them of any consent or waiver or any exercise of any right of termination under, the Merger Agreement. Each of the parties hereto that is also a party to the Merger Agreement shall (1) allow Onyx to participate directly in any negotiations or discussions relating to any such proposed modification, consent, waiver or termination unless such action would not reasonably be expected to have a material adverse effect on the Retained Business, Retained Assets or Retained Liabilities and (2) keep Onyx reasonably informed of the status and any developments with respect to any such proposed modification, consent, waiver or termination. None of the parties hereto that is also a party to the Merger Agreement shall, without the prior written consent of Onyx, terminate the Merger Agreement pursuant to Section 8.1(a) thereof or agree to any modification of any of the terms or conditions of, or give any consent or waiver under, any provision of the Merger Agreement if such modification, consent or waiver would reasonably be expected to have an adverse effect on the Retained Business, Retained Assets or Retained Liabilities. SV shall not, without the prior written consent of Onyx, terminate the Merger Agreement pursuant to Section 8.1(e)(2)(B).

               (b) Prior to the Closing, each party hereto will promptly notify each other party hereto in the event that such party becomes aware of (1) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which could reasonably be expected to cause (i) any representation or warranty of any party to the Merger Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement of any party to the Merger Agreement contained in the Merger Agreement to not be complied with or satisfied and (2) any failure of any party to the Merger Agreement to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

               (c) During the period from the date of this Separation Agreement through the earlier of the termination of this Separation Agreement pursuant to its terms and the Closing Date, the Company shall, and shall cause each Company Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting applicable Law or the Confidentiality Agreement, afford representatives of Onyx and its Designated Affiliates, following notice from Onyx to the Company in accordance with this Section 6.4(c), reasonable access during normal business hours to all properties, offices, books, contracts, commitments and records and such financial (including all working papers) and operating data of the Company and the Company Subsidiaries and all other information concerning its business, properties, personnel, vendors, landlords/sublandlords, tenants, licensees and franchisees as Onyx or its Designated Affiliates may reasonably request, including access to distribution centers and stores to conduct field audits at Onyx's expense, and shall instruct the employees, counsel, financial advisors and auditors of the Company to cooperate with Onyx in connection with the foregoing. Onyx shall schedule and coordinate all inspections with the Company and shall give the Company at least two Business Days prior notice thereof, setting forth the inspection or materials that Onyx or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither Onyx nor any of its representatives shall (i) contact or have any discussions with any of the Company's employees below the level of division vice president (or, if no such position exists with respect to any particular area of the Company, division leader or its equivalent), agents, or representatives, unless in each case Onyx obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the vendors, licensees or franchisees of the Company or the Company Subsidiaries, unless in each case Onyx obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (iii) contact or have any discussions with any of the landlord/sublandlords, tenants/subtenants of the Company or the Company Subsidiaries if, within two Business Days after receipt of notice from Onyx of its intention to have such a discussion, the Company shall raise a reasonable objection to such contact or discussion, (iv) damage any property or any portion thereof, or (v) perform any onsite procedure or investigation (including any onsite environmental investigation or study) that involves physical disturbance or damage to any property or any portion thereof. Within ten (10) Business Days after the date hereof, the Company shall appoint a representative for the purpose of coordination of inspections and providing approvals of contact with employees, vendors, landlords/sublandlords, tenants/subtenants, licensees or franchisees of the Company or its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any Company Subsidiary or contravene any Law or binding agreement entered into prior to the date of this Separation Agreement. All information obtained pursuant to this Section 6.4(c) shall continue to be governed by the Confidentiality Agreement.

               (d) Onyx shall use its commercially reasonable efforts to obtain the Financing pursuant to the terms and conditions set forth in the Financing Commitment. Onyx shall notify the Company if at any time prior to the Closing Date the Financing Commitment shall expire or be terminated, modified or amended for any reason. The Company shall (i) provide and shall cause the Company Subsidiaries to, and use commercially reasonable efforts to cause the respective officers, employees and Representatives, including legal and accounting, of the Company and its Subsidiaries to provide, all cooperation reasonably requested by Onyx in connection with any debt financing that Onyx may determine to arrange (any such debt financing, a "Future Debt Financing"), including providing such access and documentation and taking such action as is customary for transactions such as the Financing or Future Debt Financing and facilitating the production of any due diligence items that the prospective lenders may reasonably request, including current Phase I Environmental Site Assessments, field audits, appraisals and title insurance with respect to the real property, and (ii) satisfy the conditions in the Financing Commitment or Future Debt Financing that require action by the Company. Onyx shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation.

               (e) During the period from the date of this Separation Agreement through the earlier of the termination of this Separation Agreement pursuant to its terms and the Closing Date, Onyx shall, and shall cause each Subsidiary of Onyx to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting applicable Law or the Confidentiality Agreement, afford representatives of the Company and its Subsidiaries such information as they may reasonably require concerning the capitalization, liquidity and financial resources of Onyx and its Subsidiaries after giving effect to the transactions contemplated by this Separation Agreement. Notwithstanding the foregoing, neither Onyx nor any Onyx Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Onyx or any Subsidiary of Onyx or contravene any Law or binding agreement entered into prior to the date of this Separation Agreement. The Company shall hold, and shall cause its officers, employees, agents, consultants, advisors and other Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or at the direction of any Authority or, in the opinion of its counsel, by other requirements of Law, all non-public information concerning Onyx furnished it pursuant to this Section 6.4(e) or its Representatives or otherwise in its possession (except to the extent that such information can be shown to have been (x) in the public domain through no fault of the party to which it was furnished or (y) later lawfully acquired on a nonconfidential basis from other sources by the party to which it was furnished), and the Company shall not, without the prior written consent of the party that furnished such information, release or disclose such information to any other person, except its auditors, attorneys, financial advisors, financing sources, bankers and other consultants, advisors and other representatives who have a need to know such information and who agree to be bound by the provisions of this sentence. The Company shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by any other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential information.

          Section 6.5 Further Action; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Separation Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, or desirable under applicable Law and regulations to consummate, in the most expeditious manner practicable, the transactions contemplated by this Separation Agreement. In furtherance of the foregoing, from the date hereof until Closing (and except as contemplated by the Cub Sale Agreement), Onyx agrees, and shall cause each of its Affiliates and each holder of its Equity Interests, not to enter into any transaction which would impair or delay the parties' ability to receive approval of the transactions contemplated hereby under the HSR Act, including, without limitation, any acquisition of or merger with any entity that derived revenues in the following NAICS Codes: 44561, 44611 and any NAIC codes that begin with 44511 or 44611. Onyx hereby represents that no person that is the ultimate parent entity of Onyx derives any revenues in such NAICS Codes, otherwise than as a result of the Cub Sale Agreement.

               (b) The Company and Onyx will use reasonable best efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not party to this Agreement. The Company and Onyx will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Separation Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. The Company and Onyx will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Onyx or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby. Subject to Sections 6.5(c) and 6.5(d), Onyx will use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Authority to allow the consummation of the transactions contemplated hereby. Onyx and the Company will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the FTC, DOJ, any state attorney general or any other Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state attorney general or any other Authority in connection with the transactions contemplated hereby. Onyx and the Company will each consult with the other in advance of any material meetings with the FTC.

               (c) In furtherance and not in limitation of Sections 6.5(a) and
(b), each of Onyx and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and shall take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

               (d) In furtherance and not in limitation of Sections 6.5(a) and
(b), Onyx shall, in order to consummate the Retained Business Purchase contemplated by this Separation Agreement, use its reasonable best efforts (i) to secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) to resolve any objections asserted with respect to the Retained Business Purchase contemplated hereby under any antitrust law or the Federal Trade Commission Act raised by any governmental authority ("Objections"), and (iii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay Closing. For purposes of this Section 6.5(d), "reasonable best efforts" include (A) executing settlements, undertakings, consent decrees, stipulations or other agreements, (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Onyx, (C) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Company contemporaneously with or subsequent to the Closing, and (D) permitting the Company to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Company prior to the Closing; provided, that in no event shall Onyx be required (or shall the Company be permitted pursuant to this Section 6.5(d)) to take any actions pursuant to this Section 6.5(d) that, individually or when aggregated with all other actions taken pursuant to this
Section 6.5(d), could reasonably be expected to have a material adverse effect on Onyx and the Company, taken as a whole, after giving effect to the consummation of the Retained Business Purchase. No actions taken pursuant to this Section 6.5(d) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred. Onyx shall respond to and seek to resolve any Objection as promptly as practicable after such Objection is raised.

               (e) Subject to the terms and conditions of the Merger Agreement, each of the Company and SV shall comply with their obligations under Section 6.6(a)-(d) of the Merger Agreement.

               (f) Notwithstanding the foregoing or any other provision of this Separation Agreement, nothing in this Section 6.5 shall limit a party's right to terminate this Separation Agreement pursuant to Section 9.2 so long as such party has up to then complied in all material respects with its obligations under this Section 6.5.

          Section 6.6 Ancillary Agreements. On the Closing Date, the parties shall execute (and/or cause their respective Subsidiaries party thereto to execute) the Ancillary Agreements; it being agreed that (i) Onyx may request that the schedules to the Transition Services Agreement include any service that the Company Headquarters currently provides to the Retained Business and (ii) prior to the Closing Date, SV and Onyx shall review and negotiate in good faith to agree upon the appropriate service levels to be set forth in the Transition Services Agreement with respect to services to be provided under the Transition Services Agreement to Onyx after the Closing Date. Notwithstanding anything to the contrary contained in this Separation Agreement, (i) the nonperformance by any party with the agreements and covenants set forth in Section 6.2(b) or this
Section 6.6 (including any related failure of any party to certify as to the performance thereof) shall not constitute a failure of any condition to the obligation of any party to consummate the transactions contemplated by this Separation Agreement to be satisfied or grounds for any party to terminate this Separation Agreement and (ii) if and to the extent of a conflict between the terms and provisions of this Separation Agreement and any Ancillary Agreement, the terms of the Ancillary Agreement shall govern.

          Section 6.7 Sharing of Certain Payments. In the event that SV receives a Company Termination Fee (as defined in the Merger Agreement), SV and Onyx shall share in such fee (a) first, in an amount equal to each party's actual out-of-pocket third party expenses incurred in connection with this Separation Agreement and the Merger Agreement and (b) second, on a 85%/15% basis. Such amount shall be paid within five (5) Business Days of the receipt by SV of such Company Termination Fee.

          Section 6.8 Certain Restrictions Pending the Closing. (a) Each of Onyx and SV agrees that, from and after the date hereof and prior to the Closing, except (1) as otherwise expressly permitted by this Separation Agreement or the Merger Agreement, (2) for any action that constitutes an exercise of their respective rights under Section 6.4, Section 9.1 or Section 9.2 or (3) as agreed in writing by the other parties hereto, each of Onyx and SV shall not, and shall not permit any of its Subsidiaries to, take or agree, in writing or otherwise, to take any action which could reasonably be expected to materially impair its ability to perform its obligations under this Separation Agreement or to prevent, impede or materially delay the consummation of the transactions contemplated under this Separation Agreement or result in the failure to satisfy any condition to the consummation of the transactions hereunder.

               (b) The Company agrees that, from and after the date hereof and prior to the Closing, except (1) as otherwise expressly permitted by this Separation Agreement or the Merger Agreement, (2) for any action that constitutes an exercise of the Company's rights under Section 9.1 or Section 9.2 of this Separation Agreement or (3) as agreed in writing by the other parties hereto, the Company shall not, and shall not permit any of its Subsidiaries to, take or agree, in writing or otherwise, to take any action which could reasonably be expected to materially impair the Company's ability to perform its obligations under this Separation Agreement or to prevent, impede or materially delay the consummation of the transactions contemplated under this Separation Agreement or result in the failure to satisfy any condition to the consummation of the transactions hereunder.

               (c) In furtherance, and not limitation of the foregoing, Section 6.1(a) (Conduct of Business Prior to the Closing) of the Merger Agreement is incorporated herein by reference (mutatis mutandis); provided, however, for purposes of this Section 6.8(c) of the Separation Agreement (1) "Onyx" shall be substituted for any reference to "Parent" contained in such section, (2) "this Separation Agreement" shall be substituted for any reference to "this Agreement" in such section, (3) the references to "(in each case, with respect to the New Diamond Business or to the extent affecting New Diamond and/or the New Diamond Entities in a non-de minimis respect)" shall be deemed to read "(in each case, in relation to the Retained Business, the Retained Assets and the Retained Liabilities)," (4) Section 6.1(a)(v)(D)(2) shall be deemed to read "any Real Property Lease (other than any amendment or termination in connection with the disposition of the Springfield Stores) which provides for monthly base rental payments over the primary term of the lease in excess of $10,000, on average or which provides for a term in excess of two years,", (5) Section 6.1(a)(v)(E) shall be deemed to read "vary capital expenditures upward or downward in any material respect from the capital expenditure budget insofar as it relates to the Retained Business as set forth on Section 6.8(c) of the Company Disclosure Letter authorize, or enter into, any new capital expenditures which are in the aggregate, in excess of the Company's capital expenditure budget insofar as it relates to the Retained Business or authorize, or enter into any commitment to make any capital expenditures


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

that related to the Retained Business which are, individually, in excess of $2,500,000.", and (6) the following shall be inserted at the end of Section 6.1(a)(vi) as a new number (9): "(9) hire (except in the case of replacing a departing executive or employee) any executive officer (as defined by Rule 3b-7 of the Exchange Act) or other employee earning annual compensation in excess of $250,000, or terminate more than two such executive officers or employees earning in excess of $250,000 in any 6 month period, other than termination for cause."

          Section 6.9 Payments by Onyx to the Exchange Fund. Under the Merger Agreement, SV has agreed to deposit in trust (the "Exchange Fund") with the Paying Agent (as defined in the Merger Agreement) any amounts payable under
Article III of the Merger Agreement. In furtherance of the foregoing and Onyx's obligations under Section 2.4(c) of this Separation Agreement, Onyx and/or one or more of its Designated Affiliates shall pay, or cause to be paid, by wire transfer of immediately available funds to the account designated by the Paying Agent as the Exchange Fund, an amount without duplication equal to the Retained Business Price (which amount New Diamond intends to treat as having been loaned from New Diamond to SV).

          Section 6.10 Settlement of Appraisal Proceedings. In the event any appraisal proceeding brought under Section 262 of the DGCL results in the payment of an amount per share in respect of shares of the Common Stock (as defined in the Merger Agreement) of the Company outstanding prior to the Effective Time that is less than the Per Share Merger Consideration (after taking into account the costs and expenses of defending such Action), the difference between the amount of such payment and the Per Share Merger Consideration shall be split between the Company and New Diamond on a 15%/85% basis. Each of Onyx and SV shall, or shall cause the Company or New Diamond, respectively, to make such payments when and if due.

          Section 6.11 Certain Standalone Drug Sale Matters. (a) The Company shall not, without the prior written consent of the other parties hereto, voluntarily terminate the Standalone Drug Sale Agreement or agree to any modification of any of the terms or conditions of, or give any consent or waiver under, or enter into any settlement of any Action or dispute under any provision of the Standalone Drug Sale Agreement, if such modification, consent, waiver, settlement or termination would reasonably by expected to adversely affect, or impose any cost or liability on, Onyx or its Subsidiaries (including their interests following the consummation of the transactions contemplated by the Standalone Drug Sale Agreement) or adversely affect the ability to consummate the transactions contemplated hereby in a timely manner. The Company shall comply with the terms of the Standalone Drug Sale Agreement in all material respects. The Company will use reasonable best efforts to cause the conditions to the consummation of the Standalone Drug Sale Agreement to be satisfied (or waived by the other party thereto).

               (b) Prior to the Closing, the Company will promptly notify each other party hereto in the event that the Company becomes aware of (1) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which could reasonably be expected to cause (i) any representation or warranty of any party to the Standalone Drug Sale Agreement to be untrue or inaccurate or
(ii) any covenant, condition or agreement of any party to the Standalone Drug Sale Agreement contained in the Standalone Drug Sale Agreement to not be complied with or satisfied or (2) any failure of any party to the Standalone Drug Sale Agreement to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Standalone Drug Sale Agreement, in each case, to the extent that any of the foregoing matters would reasonably be expected to result in the failure of a closing condition to the Standalone Drug Sale Agreement.

          Section 6.12 Proxy Statement. Onyx will cooperate with SV and the Company in the preparation of the Proxy Statement/Prospectus and Form S-4. Each of Parent and the Company will provide Onyx with a reasonable opportunity to review drafts of, and revisions to, the Proxy Statement/Prospectus and Form S-4 prepared by such party, and Onyx shall use its reasonable best efforts to furnish to SV and the Company information relating to it and its affiliates as necessary to prepare the Proxy Statement/Prospectus and Form S-4. Onyx agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4 will, at the date such document is first mailed to the stockholders of the relevant party and at the time of such party's meeting of stockholders relating to the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Onyx or any of its Designated Subsidiaries will be deemed to have been supplied by Onyx.

          Section 6.13 Merger Agreement Termination Fee. In the event that (i) SV is required to make a payment to the Company pursuant to Section 8.2(d)(i) of the Merger Agreement or (ii)(A) SV is required to make a payment to the Company pursuant to Section 8.2(d)(ii) of the Merger Agreement and (B) the board of directors of SV shall have failed to include or make or shall have publicly withdrawn, modified or changed, in a manner adverse to the Company, the Parent Board Recommendation for reasons primarily related to antitrust concerns, Onyx shall be responsible for the payment to the Company of (or shall reimburse SV for) an amount equal to $70,000,000 of such $250,000,000 payment.

          Section 6.14 Springfield Stores Sale.

               (a) Onyx shall act in good faith and use its reasonable best efforts to sell the Springfield Stores to a third party (other than SV) prior to the date that is the one year anniversary of the Closing Date (the "Springfield Stores Date") and shall consider in good faith any prospective purchaser of the Springfield Stores proposed to Onyx by SV; provided, that such one year limitation shall be extended if Onyx is in discussions with any third party to sell the Springfield Stores on the Springfield Stores Date until such discussions have terminated in good faith.

               (b) To the extent Onyx shall have entered into an agreement to sell one or both of the Springfield Stores within the timeline contemplated by paragraph (a) above, it shall, upon the closing of such sale, pay to Jewel Food Stores, Inc. eighty per cent (80%), and shall be entitled to keep twenty percent (20%), of the consideration (net of tax and costs of sale) for such store or stores. Any such payment to Jewel Food Stores, Inc. shall be allocable to the Springfield Stores.

               (c) SV shall be entitled to see, at its request, all documentation with respect to the sales or prospective sales contemplated by this Section 6.14.

                                   ARTICLE VII

                       ACCESS TO INFORMATION AND SERVICES

          Section 7.1 Access to Information. From and after the Closing (a) each of the parties hereto shall (1) afford to the other parties and their respective authorized accountants, counsel and other designated Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours and upon reasonable advance notice to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within the each other party's possession insofar as such access is reasonably required by Onyx or SV, as the case may be, or their respective Designated Affiliates and (2) at the request and expense of Onyx, SV or their respective Designated Affiliates, as applicable, use its reasonable efforts to cooperate with the other parties and their respective accountants and other Representatives in connection with the preparation of any audits (and related financial statement preparation) and with the transition of the Retained Business and the New Diamond Business to "stand-alone" businesses following the Closing, including by assisting in connection with any efforts to obtain insurance coverage for the Retained Business and the New Diamond Business, as applicable. Information may be requested under this Section 7.1 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

          Section 7.2 Litigation Cooperation. Following the Closing, with respect to any Action that involves any of the parties to this Separation Agreement or any of the Retained Entities or New Diamond Entities and relates to
(a) the transactions contemplated by this Separation Agreement or the Merger Agreement or (b) the Company or any current or former Subsidiary of the Company or any Liabilities or current or former Assets, employees or businesses thereof, whether or not such Action is subject to indemnification hereunder, each of the parties hereto shall, upon written request by any other party hereto, and at the expense of the requesting party (subject to the indemnification and expense-sharing provisions of this Separation Agreement, to the extent applicable), provide all cooperation and assistance, and shall furnish such records and information, as may be reasonably requested by the other in connection therewith, including, by using reasonable efforts to make available to the other, its officers, directors, employees and agents as witnesses and to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other in connection therewith. With respect to (1) any such Action involving Shared Transaction Liabilities or (2) any Action initiated by any Authority or private party pursuant to the HSR Act or any similar Law and relating to the transactions contemplated by this Separation Agreement or the Merger Agreement, the parties agree, consistent with applicable rules of privilege and legal ethics, to provide each other with timely and reasonably detailed updates with respect to all material developments, consult with each other before taking any significant actions in connection therewith and offer each other the opportunity to comment before submitting to any Authority or adverse party any written materials prepared or furnished in connection with such Action.

          Section 7.3 Retention of Records. Except as otherwise required by Law or agreed to in writing, the parties hereto and/or one or more of their Designated Affiliates shall each retain, for a period of at least seven years following the Closing Date, all Information in their possession relating to (a) in the case of New Diamond and its Affiliates, the Retained Assets, the Retained Entities and the Retained Business, the Retained Liabilities, and (b) in the case of the Company and its Affiliates, the New Diamond Assets, the New Diamond Entities, the New Diamond Business and the New Diamond Liabilities. Notwithstanding the foregoing, except as otherwise required by Law, any party may destroy or otherwise dispose of any of such Information at any time, provided, that prior to such destruction or disposal, (1) such party provides no less than 90 or more than 120 days' prior written notice to the other parties, specifying the Information proposed to be destroyed or disposed of and (2) if the other party shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such party, the responsive party shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.

          Section 7.4 Confidentiality. From and after the Closing, each party shall hold, and shall cause its officers, employees, agents, consultants, advisors and other Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or at the direction of any Authority or, in the opinion of its counsel, by other requirements of Law, all non-public Information concerning the other parties furnished it by any such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of the party to which it was furnished or (b) later lawfully acquired on a nonconfidential basis from other sources by the party to which it was furnished), and each party shall not, without the prior written consent of the party that furnished such Information, release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, financing sources, bankers and other consultants, advisors and other representatives who have a need to know such Information and who agree to be bound by the provisions of this Section 7.4. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by any other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential Information.

          Section 7.5 Publicity. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Separation Agreement or the transactions contemplated hereby, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE or the PCX, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

                                  ARTICLE VIII

                        EMPLOYEE BENEFITS; LABOR MATTERS

          Section 8.1 Locus of Employees and Company Plans. No later than immediately prior to the Separation, the employment of any New Diamond Employees who are employed by a Retained Entity shall be transferred to a New Diamond Entity, and the employment of any Retained Employees who are employed by a New Diamond Entity shall be transferred to a Retained Entity. The New Diamond Employees who are employed by a New Diamond Entity immediately prior to the Separation shall be retained as employees of such entity, and the Retained Employees who are employed by a Retained Entity immediately prior to the Separation shall be retained as employees of such entity. Prior to the Separation the Company shall cause the real estate leases and real property assets associated with the Retained Business held in trust in a Company Plan to be removed from such trust. Concurrently with the Separation, New Diamond shall assume or retain sponsorship of all Company Plans (other than Assumed Benefit Plans), all assets held in trust (other than such real estate leases and real property assets) to fund such plans and all insurance policies funding such plans shall be New Diamond Assets, and the Retained Entities and Retained Employees shall cease to actively participate in such plans as of the Closing Date (it being understood that Retained Employees shall still be eligible for benefits in accordance with the terms of such plans, provided that no additional rights or benefits shall accrue under any such plans in respect of service of the Retained Employees subsequent to the Closing Date), and, except to the extent provided elsewhere herein, New Diamond shall assume and be solely responsible for all Liabilities and obligations whatsoever in respect of such plans. Without limiting the generality of Section 9.5, nothing in this Article VIII, express or implied, is intended to or shall confer upon any current or former employee or service provider of New Diamond, the Company, and their respective Affiliates any right, benefit or remedy of any nature whatsoever.

          Section 8.2 Employee Benefits. After the Closing, each of the Company, Onyx and/or one or more of its Designated Affiliates shall, and shall cause each Retained Entity to, as the case may be, take such action as may be necessary to honor the applicable obligations under the last sentence of Section 6.8(c) and
Section 6.13(a), (c), (d) and (e) of the Merger Agreement with respect to the Retained Employees (other than Former Retained Employees) as if the "Surviving Corporation" as referenced therein was the Company and "Parent" as referenced therein was Onyx, and including without limitation an obligation to establish and maintain as of the Effective Time such plans, policies and arrangements in such form as Onyx may determine to provide such benefits. For purposes of this
Section 8.2, the last sentence of Section 6.13(a) of the Merger Agreement shall be deemed to read: "For purposes of this Section 6.13 only, the term "Company Employee" shall be deemed to refer to any current employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company after giving effect to the Standalone Drug Sale and the Separation."

          Section 8.3 Other Liabilities and Obligations. As of the Closing Date, with respect to claims relating to any employee Liability or obligations not otherwise allocated in this Separation Agreement, (a) New Diamond shall assume, and be solely responsible for, all Liabilities and obligations whatsoever of the Company and its Affiliates for such claims made by all New Diamond Employees and
(b) the Company shall retain or assume, and be solely responsible for, all Liabilities and obligations whatsoever for claims made by all Retained Employees whether arising out of events, occurrences or services performed before or following the Closing Date. As of the Closing Date, the Company shall assume (subject to the definition of Shared Transaction Litigation Liabilities) and be solely responsible for all Liabilities and obligations whatsoever in respect of Assumed Benefit Plans, and all assets held in trust to fund such plans and all insurance policies funding such plans shall be Retained Assets. Without limiting the generality of the foregoing, as of the Closing Date, New Diamond shall assume and


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

be solely responsible for any collective bargaining agreement or obligation covering New Diamond Employees as of the Closing Date and the Company shall retain or assume and be solely responsible for any collective bargaining agreement or obligation covering Retained Employees as of the Closing Date.

          Section 8.4 Welfare Plans. Effective as of the Closing Date, Retained Employees shall cease to participate in plans providing for the type of benefits described in Section 3(1) of ERISA (other than retiree medical plans under which Former Retained Employees shall continue to participate (but not to actively accrue credit for service) following the Closing Date) ("Welfare Plans") that are sponsored by the New Diamond Entities ("Old Welfare Plans") and shall commence participation in Welfare Plans sponsored by Retained Entities ("New Welfare Plans"). New Diamond will provide administrative services and support to the New Welfare Plans following the Closing Date, as set forth in the Transition Services Agreement. Effective as of the Closing Date, the Company shall assume all responsibility for, and all Liabilities in respect of, accrued but unused vacation days of Retained Employees, and New Diamond shall assume all responsibility for, and all Liabilities in respect of, accrued but unused vacation days of New Diamond Employees. As of the Closing Date, (a) New Diamond shall assume or retain liability for all workman's compensation claims with respect to New Diamond Employees and Retained Employees that arose directly out of injuries or illness that occurred prior to the Closing Date and disability claims with respect to New Diamond Employees and Retained Employees that arose prior to the Closing Date, (b) New Diamond shall assume or retain liability for all workman's compensation claims with respect to New Diamond Employees that arise out of injuries or illness that arise on or after the Closing Date and disability claims with respect to New Diamond Employees that arise on or after the Closing Date and (c) the Company shall assume or retain liability for all workman's compensation claims with respect to Retained Employees that arise directly out of injuries or illness that arise on or after the Closing Date and disability claims with respect to Retained Employees that arise on or after the Closing Date. For purposes of the preceding sentence, under no circumstances will a workman's compensation claim be deemed to have arisen out of an injury occurring prior to the Closing Date or will a claim for disability benefits be deemed to have arisen prior to the Closing Date, in each case, if the applicable claim is not filed prior to, or within 180 days following, the Closing Date.

          Section 8.5 Retirement Plans; Savings Plans. (a) At Closing New Diamond and its Affiliates shall assume or retain sponsorship of, and responsibility for all Liabilities in respect of, Company Plans (other than Assumed Benefit Plans) that are qualified or nonqualified retirement, retiree medical, or deferred compensation plans, whether with respect to New Diamond Employees, Retained Employees or Standalone Drug Employees. All assets held in trust to fund such plans (other than the real estate leases and real property assets associated with the Retained Business which shall be removed from any such trust prior to the Separation and shall be Retained Assets) and all insurance policies funding such plans shall be New Diamond Assets.

               (b) As soon as practicable after the Closing Date, New Diamond shall cause the account balances of all employees of the Company (other than New Diamond Employees and Former Retained Employees) in the Company Plans that are account balance plans qualified under Section 401(a) of the Code to be available for distribution in accordance


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

with the terms of such plans, and the Company shall permit Retained Employees (other than Former Retained Employees) who are participants in such plans to rollover such distributions (including a rollover of outstanding participant loans) into a defined contribution plan established by the Company that satisfies the qualification requirements of Section 401(a) of the Code.

          Section 8.6 Preservation of Rights to Amend or Terminate Plans. No provision of this Separation Agreement shall be construed as a limitation on the right of the Company or New Diamond to amend any plan or terminate its participation therein which the Company or New Diamond would otherwise have under the terms of such plan or otherwise, and no provision of this Separation Agreement shall be construed to create a right in any employee or beneficiary of such employee under a plan that such employee or beneficiary would not otherwise have under the terms of such plan itself.

          Section 8.7 Reimbursement; Indemnification. New Diamond and the Company acknowledge that the Company, on the one hand, and New Diamond, on the other hand, and their respective Subsidiaries, may incur costs and expenses (including contributions to plans and the payment of insurance premiums) pursuant to any of the employee benefit or compensation plans, programs or arrangements which are, as set forth in this Separation Agreement, the responsibility of the other. Accordingly, the Company and New Diamond agree to reimburse each other, as soon as practicable but in any event within five Business Days of receipt from the other party of appropriate verification, for all such costs and expenses reduced by the amount of any Tax reduction or recovery of Tax benefit realized by the Company or New Diamond or any such Subsidiary, as the case may be, in respect of the corresponding payment made by it. Liabilities retained, assumed or indemnified by New Diamond pursuant to this
Article VIII shall in each case be deemed to be New Diamond Liabilities, and Liabilities retained, assumed or indemnified by the Company pursuant to this
Article VIII shall in each case be deemed to be Retained Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in
Article V.

          Section 8.8 Change In Control. The parties hereto will treat the consummation of the Transactions, both individually and collectively, and regardless of the order in which they actually occur, as a "change in control," "change of control" or similar event under each of the Company Plans (to the extent such Company Plans contain provisions relating to "change in control," "change of control" or similar event).

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 Conditions to Closing.

               (a) Mutual Conditions to Consummate the Separation Agreement. The respective obligations of each party to consummate the transactions contemplated by this Separation Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:


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

                    (1) each of the conditions to the Merger, as set forth in
     Article VII of the Merger Agreement (other than the condition that the Standalone Drug Sale, the Separation and the Retained Business Purchase shall have occurred), and each of the conditions of the Standalone Drug Sale, as set forth in Article IX of the Standalone Drug Sale Agreement, shall have been satisfied or waived (excluding conditions of the Merger Agreement and the Standalone Drug Sale Agreement that, by their terms, cannot be satisfied until the closing of the Merger Agreement or the Standalone Drug Sale Agreement, as applicable);

                    (2) the waiting period (and any extension thereof) applicable to the transactions contemplated by this Separation Agreement under the HSR Act shall have been terminated or shall have expired; and

                    (3) no Law, temporary restraining order, preliminary or permanent injunction or other legal restraint shall have been enacted, entered, promulgated or enforced and no action or decision shall have been taken and remain in effect by any Authority which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Separation Agreement.

               (b) Conditions to Obligations of Onyx. The obligations of Onyx to consummate the transactions contemplated hereby shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                    (1) The representations and warranties of the Company contained in Section 3.2(a) of this Separation Agreement (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the date hereof and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except where any failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect, provided, however, that the representations and warranties of the Company in Section 4.2 of the Merger Agreement (Authority, Enforceability), as modified pursuant to Section 3.2(a) of this Separation Agreement, shall be true in all but de minimis respects;

                    (2) The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Separation Agreement at or prior to the Closing;

                    (3) The representations and warranties of SV and its Designated Affiliates set forth in this Separation Agreement (disregarding any Parent Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the date hereof and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date),


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

     except where any failure of such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

                    (4) Each of SV and its Designated Affiliates shall have performed in all material respects the material obligations, and complied in all material respects with the material agreements and covenants, required to be performed by or complied with by it under this Separation Agreement at or prior to the Closing; and

                    (5) Onyx shall have received a certificate of an executive officer of (i) the Company, certifying that the conditions set forth in Sections 9.1(b)(1) and (2) have been satisfied and (ii) SV, certifying that the conditions set forth in Section 9.1(b)(3) and (4) have been satisfied.

                    (6) Notwithstanding the foregoing, Onyx shall not, without the prior written consent of SV, amend, modify or waive any provision of this Separation Agreement if such amendment, modification or waiver would reasonably be expected to have an adverse effect on the New Diamond Business, New Diamond Assets or New Diamond Liabilities.

               (c) Conditions to the Obligations of the Company and SV. The obligations of each of the Company and SV to consummate the transactions contemplated hereby shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                    (1) The representations and warranties of Onyx and its Designated Affiliates set forth in this Separation Agreement shall be true and correct in all material respects, in each case as of the date hereof and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

                    (2) Each of Onyx and its Designated Affiliates shall have performed in all material respects the material obligations, and complied in all material respects with the material agreements and covenants, required to be performed by or complied with by it under this Separation Agreement at or prior to the Closing;

                    (3) Each of the Company and SV shall have received a certificate of an executive officer of Onyx, certifying that the conditions set forth in Sections 9.1(c)(1) and (2) have been satisfied.

               (d) Additional Conditions to the Obligation of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be further subject to the Company having received, at Onyx's expense, an opinion in form and substance reasonably acceptable to the Company, of a nationally recognized independent valuation firm reasonably acceptable to the Company, addressed to the Company's Board of Directors and dated as of the Closing Date, to the effect that immediately after giving effect to the transactions contemplated by this Separation Agreement, the Standalone Drug Sale Agreement and the Merger Agreement, including the Financing, any alternative financing, any other repayment or


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

refinancing of debt contemplated in this Separation Agreement, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by the Separation Agreement, the Standalone Drug Sale Agreement and the Merger Agreement, and payment of all related fees and expenses, each of Onyx and the Company are Solvent.

          Section 9.2 Termination Prior to the Closing. (a) Termination by Mutual Consent. This Separation Agreement may be terminated at any time prior to the Closing upon the mutual written consent of the Company, SV and Onyx.

               (b) Automatic Termination. This Separation Agreement shall terminate automatically upon any termination of the Merger Agreement or the Standalone Drug Sale Agreement in accordance with the terms thereof.

               (c) Termination by Onyx. This Separation Agreement may be terminated at any time prior to the Closing by written notice from Onyx to each other party if the Closing shall not have been consummated by the Termination Date (as defined in the Merger Agreement).

               (d) Termination by Any Party. This Separation Agreement may be terminated at any time prior to the Closing by written notice from any party to each other party if (1) any Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Separation Agreement and such order, decree or ruling or other action shall have become final and nonappealable or (2) there shall have been a material failure of any representation or warranty of any other party to be true or a material breach of any covenant or agreement of another party contained in this Separation Agreement such that the conditions set forth in Section 9.1(b) or (c) would not be satisfied, and such breach or failure to be true is not cured (if curable) prior to the earlier of (i) 20 Business Days following notice of such breach (it being understood that such 20 Business Day period shall not be applicable to covenants or agreements that by their terms are intended to be satisfied at Closing) and (ii) the Termination Date; provided that the right to terminate this Separation Agreement pursuant to this Section 9.2(d)(2) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Separation Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Separation Agreement.

          Section 9.3 Effect of Termination. (a) Except as provided below, in the event of the termination of this Separation Agreement pursuant to Section 9.2, this Separation Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to this Article IX and Section 6.7, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful or intentional material breach of this Separation Agreement.

               (b) Onyx agrees that, if the Company, New Diamond or SV shall terminate this Separation Agreement pursuant to Section 9.2(d)(2) on account of a breach of this Separation Agreement by Onyx then Onyx shall be liable for damages equal in the aggregate to


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

$100,000,000 (one hundred million dollars) (the "Onyx Termination Fee"), two-thirds of which shall be paid to the Company and one-third of which shall be paid to SV. The Onyx Termination Fee shall be paid promptly in immediately available funds no later than two Business Days after such termination by the Company, New Diamond or SV. Subject to the rights of the Company and SV as third-party beneficiaries under the Financing Commitment in respect of the Onyx Termination Fee, the obligation of Onyx to make such payment to SV and the Company shall be the sole remedy and recourse of the Company, New Diamond or SV arising out of such breach by Onyx of this Separation Agreement. The Company and SV agree that any claim that SV has or may have against Onyx or the Sponsor relating to the Onyx Termination Fee or otherwise under the Financing Commitment shall be subordinated in right of payment to the payment in full of any claim that the Company has or may have against Onyx or the Sponsor under the Financing Commitment relating to the payment of the Onyx Termination Fee.

          Section 9.4 No Survival. None of the representations and warranties in this Separation Agreement or in any instrument delivered pursuant to this Separation Agreement, and the other agreements and documents contemplated to be delivered in connection herewith, including any rights arising out of any breach of such representations and warranties shall, in the event Closing occurs, survive the Effective Time.

          Section 9.5 Entire Agreement; Third Party Beneficiaries. This Separation Agreement (together with the documents and instruments referred to herein, including the Merger Agreement, the Ancillary Agreements, including the Transition Services Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto and thereto any rights or remedies; provided, however, that the Indemnified Directors or Officers and the Indemnitees are intended to be third party beneficiaries of the provisions of Articles IV and V and each of such persons shall have the right to enforce such provisions as if they were parties hereto.

          Section 9.6 Fees and Expenses. Except as otherwise specifically provided in this Separation Agreement, all costs, expenses incurred by the parties hereto in connection with this Separation Agreement, the Merger Agreement and the transactions contemplated hereunder and thereunder shall be paid by the party hereto or thereto incurring such costs or expenses.

          Section 9.7 No Waiver. No waiver by any party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to any party in this Separation Agreement shall not operate as a waiver of any default or breach on the part of the other parties hereto. Each and all of the several rights and remedies of any party hereto under this Separation Agreement shall be construed as cumulative and no one right as exclusive of the others.

          Section 9.8 Amendments. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of, any of the terms and conditions of this Separation Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Separation Agreement.


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

          Section 9.9 Governing Law. This Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          Section 9.10 Notices. (a) All notices, requests and demands to or upon the respective parties hereto, and all statements and accountings given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address (and only if confirmed if delivered by facsimile):

               (1)  if to the Company, to

                    Albertson's, Inc.
                    250 East Parkcenter Boulevard
                    Boise, ID 83706
                    Attn: Corporate Secretary
                    Facsimile: (208) 395-6349

                    with a copy to

                    Jones Day
                    North Point
                    901 Lakeside Avenue
                    Cleveland, OH 44114
                    Attn: Lyle G. Ganske, Esq.
                    Facsimile: (216) 579-0212

                    and

                    Jones Day
                    2727 North Harwood Street
                    Dallas, TX 75201
                    Attn: Mark E. Betzen, Esq.
                    Facsimile: (214) 969-5100

                    and

               (2)  if to Onyx, to

                    AB Acquisition LLC
                    c/o Cerberus Capital Management, L.P.
                    299 Park Avenue
                    New York, NY 10171
                    Attn: Lenard Tessler
                    Facsimile: (212) 755-3009


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

                    with a copy to

                    Schulte Roth & Zabel LLP
                    919 Third Avenue
                    New York, NY 10022
                    Attn: Stuart D. Freedman, Esq.
                    Facsimile: (212) 593-5955

                    and

               (3)  if to SV, to

                    SUPERVALU, Inc.
                    11840 Valley View Road
                    Eden Prairie, MN 55344
                    Attn: Corporate Secretary
                    Facsimile: (952) 828-8900

                    with a copy to

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, NY 10019
                    Attn: Andrew R. Brownstein, Esq.
                          Igor Kirman, Esq.
                    Facsimile: (212) 403-2393

               (b) To the extent not otherwise to be provided under the Merger Agreement, each of SV and the Company agrees to deliver to each of Onyx and New Diamond copies of all notices, requests and demands to or from the parties to the Merger Agreement, and all certificates, statements and accountings delivered or given or required to be delivered or given under the Merger Agreement, each such delivery to be made in accordance with the procedures set forth in Section 9.10(a); provided, however, that if SV or the Company elects to deliver any such notice, request, demand or certificate, statement or accounting by certified mail as permitted by Section 9.10(a), a copy thereof will also be delivered to each of Onyx and New Diamond by personal service or by confirmed facsimile in accordance with Section 9.10(a).

          Section 9.11 Interpretation. The headings contained in this Separation Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation Agreement. In this Separation Agreement, unless a contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Separation Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision, (b) whenever the words "include," "includes" or "including" are used in this Separation Agreement, they shall be deemed to be followed by the words "without limitation," (c) reference to any Article, Section, Schedule or Exhibit is reference to such Article or Section of, or Schedule or Exhibit to, this Separation Agreement, (d) "days" means calendar days, (e) all defined terms in this Separation Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant to this


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

Separation Agreement, unless otherwise indicated therein, (f) all defined terms in this Separation Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa, (g) references in this Separation Agreement to specific Laws (such as the Code, HSR Act and ERISA) or to specific provisions of Laws include all rules and regulations promulgated thereunder, (h) "person" means any natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company or trust, (i) references to the "Company and each of its Subsidiaries," the "Subsidiaries of the Company," and other similar phrases, with respect to any time prior to the Closing, shall be deemed to include reference to each of the Subsidiaries of the Company without giving effect to the transfer of ownership of the New Diamond Entities at Closing, (j) items listed or included within a definition are so listed or included without duplication, (k) any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and (l) if and to the extent any party designates a Designated Affiliate pursuant to the terms hereof, such Designated Affiliate shall be deemed to be a party to this Separation Agreement and to have made any representations and warranties contained in this Separation Agreement as of the time of such designation, and any action or undertaking required of such Designated Affiliate pursuant to the terms of this Separation Agreement shall become an obligation of such Designated Affiliate as of the time of such designation. No provisions of this Separation Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

          Section 9.12 Counterparts. This Separation Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          Section 9.13 Specific Performance. The parties agree that if for any reason any of the provisions of this Separation Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedy at law or equity, each party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Separation Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Separation Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

          Section 9.14 Successors and Assigns. (a) This Separation Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto, but any such assignment by any party hereto shall not relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by each other party hereto in its sole discretion; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Separation Agreement without the consent of each other party hereto, except that from and after the Closing Date this Separation Agreement may be assigned to a lender of a party as collateral for indebtedness, provided that the party making such assignment shall not be released from its obligations hereunder and the non-assigning party shall have no obligation to pursue remedies against any assignee before proceeding against assignor for any breach of any of its obligations hereunder; provided, further, that nothing contained in this Section 9.14(a) shall prevent Onyx, New Diamond, SV or the Company (but, in the case of the Company, only after the Effective Time) from assigning from transferring or assigning this Separation Agreement or its rights and obligations hereunder to a Designated Affiliate, in either case, so long as such assignment or transfer does not purport to relieve the assignee of its obligations hereunder. Any attempted assignment in violation of the foregoing shall be null and void.

               (b) To the extent that the Company, Onyx and/or one of more its Designated Affiliates or any of their respective Subsidiaries, directly or indirectly, whether by merger, transfer of assets, transfer of stock, operation of law, license or otherwise, transfers, licenses or otherwise disposes of, in one or more transactions, to any other person all or substantially all of the Retained Assets each owns immediately after the Closing or the Retained Business, Onyx or such Designated Affiliate or such Subsidiary will cause the transferee of such Retained Assets to assume specifically such transferor's and the Company's obligations under this Separation Agreement with respect thereto. Such assumption will not relieve the transferor of its obligations in respect thereof. To the extent that New Diamond and/or one or more of their Designated Affiliates or any of their respective Subsidiaries, directly or indirectly, whether by merger, transfer of assets, transfer of stock, operation of law, license or otherwise, transfers, licenses or otherwise disposes of, in one or more transactions, to any other person all or substantially all of the New Diamond Assets or the New Diamond Business, the transferor will cause the transferee of such New Diamond Assets or New Diamond Business to assume specifically its obligations under this Separation Agreement with respect thereto. Such assumption will not relieve the transferor of its obligations in respect thereof. The parties agree that such transferee may exercise all of the transferring party's rights hereunder, as the case may be, with respect to such Assets or businesses.

          Section 9.15 Severability. If any term or other provision of this Separation Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Separation Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Separation Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

          Section 9.16 Jurisdiction; Venue; Consent to Service of Process. (a) Except as otherwise provided in Section 2.7, 2.8 or 4.9, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any Federal court located in the State of Delaware in the event of any Action arising out of or relating to this Separation Agreement or any of the transactions contemplated by this Separation Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any Action arising out of or relating to this Separation Agreement or any of the transactions contemplated by this Separation Agreement in any court other than the Delaware Court of Chancery or a Federal court sitting in the State of Delaware. In any Action arising out of or relating to this Separation Agreement or any of the transactions contemplated by this Separation Agreement, each party


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irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Each of the parties also hereby agrees that any final and unappealable Judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such award or Judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such Judgment shall be conclusive evidence of the fact and amount of such Judgment.

               (b) Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 9.10 of this Separation Agreement. Nothing in this Section 9.16 shall affect the right of any party to serve process in any other manner permitted by applicable Law.

          Section 9.17 Waiver of Jury Trial. To the fullest extent permitted by Law, each of the parties irrevocably waives all right to trial by jury in any Action or counterclaim arising out of or relating to this Separation Agreement or any of the transactions contemplated by this Separation Agreement.

          Section 9.18 Company Disclosure Letter. There may have been included in the Company Disclosure Letter and may be included elsewhere in this Separation Agreement items which are not "material," and such inclusion shall not be deemed to be an acknowledgment or agreement by the Company that such items are "material" or to affect the interpretation of such term for purposes of this Separation Agreement. Disclosures included in any Section of the Company Disclosure Letter shall be considered to be made for purposes of all other Sections of the Company Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Letter is reasonably apparent from the text of such disclosure. The inclusion of any items or information in the Company Disclosure Letter shall not be construed as an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material or otherwise required to be scheduled as an exception from any representation, warranty or covenant. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by the Agreement to be disclosed in the Company Disclosure Letter.


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          IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        ALBERTSON'S, INC.


                                        By: /s/ JOHN R. SIMS
                                            ------------------------------------
                                        Name: John R. Sims
                                        Title: Executive Vice President and
                                               General Counsel


                                        NEW ALOHA CORPORATION


                                        By: /s/ PAUL G. ROWAN
                                            ------------------------------------
                                        Name: Paul G. Rowan
                                        Title: President


                                        SUPERVALU, INC.


                                        By: /s/ JEFF NODDLE
                                            ------------------------------------
                                        Name: Jeff Noddle
                                        Title: Chairman & CEO


                                        AB ACQUISITION LLC


                                        By: /s/ LEN TESSLER
                                            ------------------------------------
                                        Name: Len Tessler
                                        Title: Authorized Signatory